UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2013 Annual Meeting of Stockholders

Thursday, May 9, 2013

9:30 a.m. local time,

5501 Headquarters Drive, Plano, Texas 75024

The 2013 Annual Meeting of Stockholders of Rent-A-Center, Inc. will be held on Thursday, May 9, 2013, at 9:30 a.m. local time, at the Rent-A-Center, Inc. Field Support Center, which is located, along with our principal executive offices, at 5501 Headquarters Drive, Plano, Texas 75024, for the following purposes:

1.

To elect the two Class I directors nominated by the Board of Directors;

2.

To ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.

To conduct an advisory vote approving the compensation of the named executive officers for the year ended December 31, 2012, as set forth in the proxy statement; and

4.

To transact other business that properly comes before the meeting.

Only stockholders of record at the close of business on March 19, 2013, are entitled to receive notice of and to vote at the annual meeting and at any and all adjournments or postponements thereof.

Under rules approved by the Securities and Exchange Commission, we are furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each registered stockholder. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to registered stockholders and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). The Notice will also include instructions for stockholders who hold their shares in street name on how to access the proxy card to vote over the Internet.

Your vote is important, and whether or not you plan to attend the annual meeting, please vote as promptly as possible. We encourage you to vote via the Internet, as it is the most convenient and cost-effective method of voting. You may also vote by telephone or by mail (if you received paper copies of the proxy materials). Instructions regarding all three methods of voting are included in the Notice, the proxy card and the proxy statement.

Thank you in advance for voting and for your support of Rent-A-Center.

By order of the Board of Directors,
/S/ DAWN M. WOLVERTON
Dawn M. Wolverton
Vice President – Assistant General Counsel and Secretary
March 25, 2013
Plano, Texas

Table of Contents

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND VOTING PROCEDURES	3
PROPOSAL ONE:	ELECTION OF DIRECTORS	5
BOARD INFORMATION	8
DIRECTOR COMPENSATION	10
CORPORATE GOVERNANCE	11
PROPOSAL TWO:	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
AUDIT COMMITTEE REPORT	15
EXECUTIVE OFFICERS	16
COMPENSATION COMMITTEE REPORT	17
COMPENSATION DISCUSSION AND ANALYSIS	17
PROPOSAL THREE:	ADVISORY VOTE ON EXECUTIVE COMPENSATION	36
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	36
RELATED PERSON TRANSACTIONS	37
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
SUBMISSION OF STOCKHOLDER PROPOSALS	39
OTHER BUSINESS	39

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by Rent-A-Center, Inc., on behalf of its Board of Directors (the “Board”), for the 2013 Annual Meeting of Stockholders. This proxy statement and related proxy materials are being made available on the Internet and mailed to our stockholders on or about March 25, 2013.

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. For more complete information regarding our 2012 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2012. Page references are supplied to help you find further information in this proxy statement.

Meeting Information

Date & Time: 9:30 a.m. CST on Thursday, May 9, 2013

Location: Rent-A-Center, Inc. Field Support Center, 5501 Headquarters Drive, Plano, Texas 75024

Eligibility to Vote: You can vote if you were a stockholder of record at the close of business on March 19, 2013 (see page 3 for information on how to vote)

Voting matters

Proposal	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR each Director Nominee	5
Ratification of Auditors	FOR	14
Advisory Vote on Executive Compensation	FOR	36

Board Nominees (page 5)

The following table provides summary information about each director who is nominated for election at the 2013 annual meeting. Each director nominee will serve a three year term expiring at the 2016 annual meeting of stockholders and until their successors are elected and qualified. Information regarding our directors whose terms continue past this year’s stockholder meeting begins on page 6.

Name	Age	Director Since	Experience/Qualification	Independent	Committee Memberships	Other Company Boards
Mitchell E. Fadel	55	2000	• President & COO • 30 years industry & related experience		N/A	N/A
Paula Stern, Ph.D.	67	2008	• International trade • Corporate governance	X	Audit Compensation	Avon Products, Inc.

Business Highlights

In 2012, we continued to focus on the financial performance of our business as well as strategic growth goals. The following key accomplishments were achieved for the year ended December 31, 2012:

•

Achieved 7% year over year growth in total revenue – the largest in five years and the second consecutive year of revenue growth in excess of 5%;

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Exceeded $3 billion in revenue for the first time in our history;

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Reported record diluted earnings per share of $3.09, an increase of 6.2% over the prior year, and including approximately $0.33 dilution related to our international growth initiatives;

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Increased quarterly dividend over 30% from $0.16 to $0.21, beginning with the dividend for the first quarter of 2013;

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Returned over $100 million to stockholders in the form of dividends and opportunistic share repurchases; and

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Continued executing on our growth strategies with revenue increases of over 77% in our RAC Acceptance segment and over 117% in our International segment.

Please refer to our Annual Report on Form 10-K for the year ended December 31, 2012 for more information.

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Executive Compensation

Principles (page 17)

We generally target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector. The objectives of our executive compensation program are to:

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attract, retain and motivate senior executives with competitive compensation opportunities;

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balance short-term and long-term strategic goals;

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align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our coworkers and our customers; and

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reward achievement of our financial and non-financial goals.

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

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base salary, which is paid in cash;

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annual incentive compensation, which is paid in cash and is focused on three metrics – pre-tax net profit, revenue, and a servant leadership component that supports our desired culture;

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long-term incentive compensation, which consists of stock options which vest ratably over four years beginning on the first anniversary of the date of grant, restricted shares which cliff vest after three years, and performance shares which vest only upon achievement of a specified three-year EBITDA target;

•

double trigger severance arrangements; and

•

fringe benefits, including perquisites, with no tax gross-ups.

Our directors are subject to an equity interest guideline as described on page 10. In addition, our Chief Executive Officer owns approximately 2.7% of our outstanding common stock. Our insider trading policy prohibits our directors and executive officers from engaging in hedging or other derivative transactions involving our common stock. No shares of common stock owned by any of our directors or executive officers are pledged.

2012 Executive Total Compensation Mix (page 18)

Pay for Performance. Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2012 annual cash incentive program, the pre-tax net income goal was achieved at 96.9% of target and the revenue goal was achieved at 98.2% of target.

The mix of the key compensation elements for our Chief Executive Officer and our other named executive officers for fiscal 2012 is shown below. The Actual Compensation Mix charts describe each element of actual compensation as a percent of total direct compensation for fiscal 2012.

The Actual Compensation Mix charts above include salary with respect to 2012, the actual amount paid under the 2012 annual cash incentive program, the estimated grant date value of stock options, restricted stock units and performance stock units granted during fiscal 2012, and all other income, as shown in the Summary Compensation Table on page 25. The value of all of the long-term incentive compensation vehicles (stock options, restricted stock units (RSUs), and performance share units (PSUs)) is time vested and depends upon our financial performance over the measurement or vesting period.

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QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our Annual Report on Form 10-K available on the Internet, in addition to mailing a printed copy of these materials to our registered stockholders. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, please follow the instructions for requesting printed copies included in the Notice. The Notice also contains instructions on how to access and review all of the important information contained in the proxy materials provided on the Internet, including how you may submit your proxy by telephone or over the Internet.

Who may vote?

Stockholders of record as of the close of business on March 19, 2013, the record date for the annual meeting, may vote at the meeting. Each share of common stock entitles the holder to one vote per share. As of February 18, 2013, there were 58,210,812 shares of our common stock outstanding.

What constitutes a quorum?

The holders of a majority of our outstanding shares of common stock entitled to vote at the annual meeting must be represented at the annual meeting in person or by proxy to have a quorum. Any stockholder present at the annual meeting, either in person or by proxy, but who abstains from voting, will be counted for purposes of determining whether a quorum exists.

How do I vote?

You cannot vote your shares of common stock unless you are present at the meeting or you have previously given your proxy. You can vote by proxy in one of the following three convenient ways:

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by mail – if you received your proxy materials by mail, you can vote by mail by completing, signing, dating and returning the proxy card in the enclosed envelope;

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on the Internet, by visiting the website shown on the Notice or the proxy card and following the instructions; or

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by telephone, by calling the toll-free telephone number shown on the Notice or the proxy card and following the instructions.

How will the proxies be voted?

All properly executed proxies, unless revoked as described below, will be voted at the meeting in accordance with your directions on the proxy. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

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“FOR” each of the Board’s nominees for Class I director;

•

“FOR” the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for 2013; and

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“FOR” the resolution approving the compensation of the named executive officers for the year ended December 31, 2012, as set forth in the proxy statement.

The proxy holders will use their discretion on any other matters that properly come before the meeting. Unless otherwise stated, all shares represented by your completed, returned, and signed proxy will be voted as described above. If you are voting on the Internet or by telephone, the proxies will be voted in accordance with your voting instructions. If you are voting on the Internet or by telephone, your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 8, 2013, unless you are a participant in our 401(k) plan, in which case your voting instructions must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 6, 2013.

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How may I revoke my proxy?

You may revoke your proxy at any time before or at the annual meeting (in each case, before the vote at the annual meeting) by:

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Delivering a signed, written revocation letter, dated later than the proxy, to Dawn M. Wolverton, Vice President – Assistant General Counsel and Secretary, at 5501 Headquarters Drive, Plano, TX 75024;

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Delivering a signed proxy, dated later than the first one, to Alliance Advisors, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003;

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Voting at a later time on the Internet or by telephone, if you previously voted on the Internet or by telephone; or

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Attending the meeting and voting in person or by proxy. Attending the meeting alone will not revoke your proxy.

How many votes must each proposal receive to be adopted?

Under our Bylaws, directors are elected by a majority of the votes cast in uncontested elections. Accordingly, the numbers of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Each share may be voted for each of the nominees, but no share may be voted more than once for any particular nominee. Broker non-votes and abstentions will not affect the outcome of the vote.

A majority of the votes cast is required to ratify KPMG as our independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote to ratify KPMG.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory resolution on executive compensation. Broker non-votes will not affect the outcome of the vote. Because abstentions are counted as shares present and entitled to vote on the proposal, each abstention will have the same effect as a vote “against” the advisory resolution on executive compensation.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners, or customers, do not receive voting instructions from the customers. Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists.

Prior to 2010, brokers were permitted, in the election of directors, to vote shares held in “street name” on the customer’s behalf in their discretion regardless of whether the customer provided voting instructions to his or her broker. Recent regulatory changes eliminate the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf in the election of directors, or with respect to Proposal 3 (advisory vote on executive compensation). To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

Who is soliciting this proxy?

The Board of Directors is soliciting this proxy. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic mail or personal interview. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. We have engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $7,500 for its proxy solicitation services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters in an amount not to exceed $2,000.

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PROPOSAL ONE:    ELECTION OF DIRECTORS

What is the organizational structure of the Board?

The number of directors currently constituting our entire Board is seven. The directors are divided into three classes. In general, directors in each class serve for a term of three years.

How many directors are to be elected?

Two Class I directors are to be elected by our stockholders.

Who are the board nominees?

Our Board, upon recommendation of the Nominating and Corporate Governance Committee, has nominated each of Mitchell E. Fadel and Paula Stern, Ph.D. to be re-elected as Class I directors by the stockholders. Each of Mr. Fadel and Dr. Stern has agreed to stand for re-election. However, should either of them become unable or unwilling to accept nomination or election, the shares of common stock voted for that nominee by proxy will be voted for the election of a substitute nominee whom the proxy holders believe will carry out our present policies. Our Board of Directors has no reason to believe that either of Mr. Fadel or Dr. Stern will be unable or unwilling to serve if elected, and, to the knowledge of the Board, each intends to serve the entire term for which election is sought.

We urge you to vote “FOR” each of Mr. Fadel and Dr. Stern.

  Mitchell E. Fadel

President and Chief Operating Officer and Director Nominee

Age: 55

Director Since: 2000

Mr. Fadel has served as our President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of our subsidiary, ColorTyme, Inc.

As our President and Chief Operating Officer, Mr. Fadel’s day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions. In addition, Mr. Fadel brings 30 years of experience in and knowledge of the rent-to-own industry to the Board. We believe Mr. Fadel’s service as our President and Chief Operating Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

  Paula Stern, Ph.D.

Independent Director Nominee

Age: 67

Director Since: 2008

Committees Served: Audit; Compensation

Other Directorships: Avon Products, Inc.

The Honorable Paula Stern has served as Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy, since its inception in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern serves on the U.S. Secretary of State’s Advisory Committee on International Economic Policy and on the Department of Commerce’s Renewable Energy and Energy Efficiency Advisory Committee. She is a member of the Executive Committee of the Atlantic Council of the United States and serves on the Board of Trustees of the Committee for Economic Development. She is also a member of Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern previously served as a director of Hasbro, Inc., Avaya, Inc. and Neiman Marcus Group, Inc.

We believe Dr. Stern’s extensive experience in international trade issues brings an important perspective to the Board in light of our growth strategies. In addition, Dr. Stern provides leadership and governance experience gained through her other public company directorships, including service on the finance and governance committees of such companies.

Our Board of Directors recommends that you vote “FOR” each of the Board nominees.

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Who are the continuing members of the Board?

The terms of the following five members of our Board will continue past this year’s stockholder meeting.

Term to Expire at the 2014 Annual Meeting:

  Mark E. Speese

Chairman of the Board & Chief Executive Officer

Age: 55

Director Since: 1990

Term Expires: 2014

Mr. Speese has served as our Chairman of the Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

As a founder of our company, Mr. Speese brings leadership, tremendous knowledge of our business as well as the rent-to-own industry, extensive operations experience, and his strategic vision for our company to the Board. We believe Mr. Speese’s service as our Chairman and Chief Executive Officer creates a critical link between management and our Board, enabling our Board to perform its oversight function with the benefit of management’s perspectives on our business.

  Jeffery M. Jackson

Independent Director

Age: 57

Director Since: 2007

Term Expires: 2014

Committees Served: Audit (Chair)

Other Directorships: Getty Images, Inc.

Mr. Jackson is Managing Director of Thayer Ventures, a venture capital company investing in technology companies that serve the travel and hospitality industries. Mr. Jackson served as the Executive Vice President – Corporate Business Development of Sabre Holdings, Inc., a travel technology company, from August 2009 to March 2012, and previously served as its Executive Vice President – Chief Financial Officer from 1998 to August 2009. Mr. Jackson served as a board member of Travelocity.com until March 2002, when it became a Sabre Holdings subsidiary. Prior to joining Sabre Holdings in 1998, Mr. Jackson served as both Vice President of Corporate Development and Treasurer, and Vice President and Controller of American Airlines, Inc.

Mr. Jackson brings financial expertise to our Board, including through his prior experience as Chief Financial Officer of Sabre as well as his service as chairman of our Audit Committee. In addition, Mr. Jackson brings strong accounting and financial skills important to the oversight of our financial reporting, significant transactions, and enterprise and operational risk management.

  Leonard H. Roberts

Independent Director

Age: 64

Director Since: 2006

Term Expires: 2014

Committees Served: Compensation (Chair); Nominating & Corporate Governance

Other Directorships: J.C. Penney, Inc.; Texas Health Resources; Fort Worth Crime Commission

Mr. Roberts served as the Executive Chairman of the Board of Directors of RadioShack Corporation from May 2005 until May 2006, and had previously served as a director since 1997, Chairman of the Board and Chief Executive Officer from 1999 to 2005, and President from 1993 to 1999. From 1990 to 1993, Mr. Roberts was Chairman and Chief Executive Officer of Shoney’s, Inc., and from 1985 to 1990 was the President and Chief Executive Officer of Arby’s, Inc. Mr. Roberts previously served on the board of TXU Energy, Inc.

We believe that Mr. Roberts’ experience as a former Chief Executive Officer of several multi-unit retail companies brings directly relatable experience and a unique perspective in retail marketing to our Board. We also believe that Mr. Roberts’ background as a board chairman brings significant corporate governance experience to our Nominating and Corporate Governance Committee, and his experience on the compensation committee of another publicly traded company brings an understanding of compensation issues to our Compensation Committee.

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Term to Expire at the 2015 Annual Meeting:

  Michael J. Gade

Independent Director

Age: 61

Director Since: 2005

Term Expires: 2015

Committees Served: Audit; Nominating & Corporate Governance

Other Directorships: MFRI, Inc. and The Crane Group

Since 2004, Mr. Gade has been an Executive in Residence at the University of North Texas as a professor of marketing and retailing. A founding partner of Challance Group, LLP, Mr. Gade has 30 years of marketing and management experience, most recently serving as senior executive for the southwest region of Home Depot, Inc. from 2003 to 2004. From 2000 to 2003, Mr. Gade served as Senior Vice President, Merchandising, Marketing and Business Development for 7-Eleven, Inc. From 1995 to 2000, Mr. Gade was employed by Associates First Capital Corporation as Executive Vice President, Strategic Marketing and Development.

We believe that Mr. Gade’s significant retail marketing experience provides our Board with an important resource with respect to our marketing and advertising efforts. In addition, Mr. Gade provides leadership and governance experience through his other directorships, including service on the audit and compensation committees of such companies.

  J. V. Lentell

Independent Director (Lead Director)

Age: 74

Director Since: 1995

Term Expires: 2015

Committees Served: Nominating & Corporate Governance (Chair); Compensation

Other Directorships: Intrust Financial Corporation

Mr. Lentell has served as Lead Director since April 2009. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co. Mr. Lentell was employed by Kansas State Bank & Trust Co., in Wichita, Kansas from 1966 until July 1993, serving as Chairman of the Board from 1981 until July 1993.

During his 18 year tenure on our Board, including as our Lead Director since April 2009, Mr. Lentell has provided demonstrated leadership to our Board. Mr. Lentell’s service on all Board committees during some period of that time provides him with a deep understanding of our company and its growth history, which we believe contributes a useful frame of reference in the context of Board discussions. In addition, Mr. Lentell has extensive knowledge of the capital markets and finance issues from his over 50 years of experience in the banking industry which we believe is important to the Board’s discussions of our capital and liquidity needs. Further, Mr. Lentell’s experience as a board member of various private companies and civic and charitable organizations, including service on the audit, finance, compensation and governance committees of such organizations (in some cases as the chairman), provides our Board and committees with significant insight into compensation, governance and risk management issues.

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BOARD INFORMATION

Independent Directors

As part of the Company’s corporate governance practices, and in accordance with Nasdaq rules, the Board has established a policy requiring a majority of the members of the Board to be independent. In January 2013, each of our non-employee directors completed a questionnaire which inquired as to their (and those of their immediate family members) relationship with us and other potential conflicts of interest. Our legal department reviewed the responses of our directors to such questionnaire, as well as material provided by management related to transactions, relationships and arrangements between us and our directors or parties related to our directors. In March 2013, our Board met to discuss the independence of our directors who are not employed by us. Following such discussions, our Board determined that the following directors are “independent” as defined under Nasdaq rules: Michael J. Gade, Jeffery M. Jackson, J.V. Lentell, Leonard H. Roberts, and Paula Stern, Ph.D. The table below includes a description of categories or types of transactions, relationships or arrangements considered by our Board in reaching its determination that the directors are independent.

Name	Independent	Transactions/Relationships/Arrangements
Michael J. Gade	Yes	None
Jeffery M. Jackson	Yes	Investment by executive officer in fund affiliated with Mr. Jackson — immaterial
J.V. Lentell	Yes	Our banking relationship with Intrust — immaterial
Leonard H. Roberts	Yes	None
Paula Stern, Ph.D.	Yes	None

Board Leadership Structure

Our Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our independent directors bring experience, oversight and expertise from outside the company and rent-to-own industry, while the Chief Executive Officer brings company- and industry-specific experience and expertise. Our Board believes that our Chief Executive Officer is best situated to serve as Chairman because, as a founder of our company, he is the director most familiar with our business and the rent-to-own industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board.

Lead Director

As part of the Company’s corporate governance practices, our Board has created a Lead Director position. The duties of the Lead Director as established by the Board include (i) serving as the chairman of executive sessions of the Board, (ii) consulting with our Chairman and Chief Executive Officer on matters to be addressed at Board meetings, (iii) facilitating information flow and communication among the directors, and (iv) performing such other duties as may be specified by the Board. Mr. Lentell serves as our Lead Director.

Board Meetings; Executive Session

During 2012, our Board met seven times, including regularly scheduled and special meetings. Each director attended all meetings of the Board during his or her service as a director, except that Dr. Stern was unable to attend two meetings after receiving or waiving proper notice, and Mr. Gade and Mr. Roberts were each unable to attend one meeting after receiving or waiving proper notice. All of our directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees on which they serve.

Our non-employee directors meet regularly outside the presence of management. Mr. Lentell chairs these sessions in his role as Lead Director.

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Role of the Board in Risk Oversight

Our Board takes an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board and the relevant committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks. The Board also meets with senior management annually for a strategic planning session and discussion of the key risks inherent in our short- and long-term strategies at the development stage, and also receives periodic updates on our strategic initiatives throughout the year. In addition, our Board has delegated the responsibility for oversight of certain risks to its standing committees, as discussed below. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports concerning such risks.

Board Committees

The standing committees of the Board during 2012 included the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing risks relating to accounting matters, financial reporting, legal and regulatory compliance, and other enterprise-wide risks. To satisfy these oversight responsibilities, our Audit Committee reviews, among other things, (1) the financial reports and other financial information provided by us to the SEC or the public, (2) our systems of controls regarding finance, accounting, legal compliance and ethics that management and the Board have established, (3) our independent auditor’s qualifications and independence, (4) the performance of our internal audit function and our independent auditors, and (5) the efficacy and efficiency of our auditing, accounting and financial reporting processes generally. The Audit Committee has the direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, and reviews our internal audit department’s reports, responsibilities, budget and staffing. The Audit Committee also pre-approves all audit and non-audit services provided by our independent auditors and oversees compliance with our code of ethics. In addition, the Audit Committee meets regularly with our Chief Financial Officer, the head of our internal audit department, our independent auditors, and management (including regularly scheduled executive sessions with the vice president of internal audit and our independent auditors).

The Board has adopted a charter for the Audit Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. The Audit Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2012, the Audit Committee held 12 regularly scheduled meetings. All members of the Audit Committee are “independent” under SEC and Nasdaq rules. In addition, the Board has determined that Mr. Jackson is an “audit committee financial expert” as defined by SEC rules and each of Mr. Gade and Dr. Stern meets the financial sophistication requirements of Nasdaq. Members: Mr. Jackson, Chairman, Mr. Gade and Dr. Stern.

The Compensation Committee (1) discharges the Board’s responsibilities with respect to all forms of compensation of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President – General Counsel, Executive Vice President – Emerging Businesses, Executive Vice President – Shared Services, and Executive Vice President – Domestic Operations, including assessing the risks associated with our executive compensation policies and practices and employee benefits, (2) administers our equity incentive plans and (3) reviews and discusses with our management the Compensation Discussion and Analysis to be included in our annual proxy statement, annual report on Form 10-K or information statement, as applicable, and makes a recommendation to the Board as to whether the Compensation Discussion and Analysis should be included in our annual proxy statement, annual report on Form 10-K or any information statement, as applicable. The Compensation Committee is also responsible for recommending to the Board the form and amount of director compensation and conducting a review of such compensation as appropriate.

The Board has adopted a charter for the Compensation Committee, which can be found in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Compensation Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

The Compensation Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers in the compensation process are described under “Compensation Discussion and Analysis – Compensation Process” beginning on page 18 of this proxy statement.

Pursuant to its charter, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain compensation consultants, independent legal counsel or other advisors and has the sole authority to approve the fees and other retention terms with respect to such advisors. From time to time, the Compensation Committee has engaged compensation consultants to advise it on certain matters. See “Compensation Discussion and Analysis – Compensation Process” beginning on page 18 of this proxy statement. In addition, the Compensation Committee also has the authority, to the extent it deems necessary or appropriate, to delegate matters to a sub-committee composed of members of the Compensation Committee.

The Compensation Committee held four regularly scheduled meetings in 2012, and acted by unanimous written consent twice. All members of the Compensation Committee are non-employee directors and are “independent” under Nasdaq rules. Members: Mr. Roberts, Chairman, Mr. Lentell and Dr. Stern.

The Nominating and Corporate Governance Committee manages risks associated with corporate governance and potential conflicts of interest and assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with criteria approved by the Board, (2) recommending to the Board candidates for election or reelection as directors, including director candidates submitted by the Company’s stockholders and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. In addition, the Nominating and Corporate Governance Committee directs the succession planning efforts for the Chief Executive Officer and reviews management’s succession planning process with respect to our other senior executive officers.

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The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. In addition, the Nominating and Corporate Governance Committee reviews, updates and assesses the adequacy of its charter on an annual basis, and may recommend any proposed modifications to its charter to the Board for its approval, if and when appropriate.

During 2012, the Nominating and Corporate Governance Committee held five meetings, including regularly scheduled and special meetings. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under Nasdaq rules. Members: Mr. Lentell, Chairman, Mr. Gade and Mr. Roberts.

DIRECTOR COMPENSATION

Cash Compensation

Each non-employee director receives an annual retainer of $40,000. Additionally, each non-employee director receives $2,500 for each Board meeting attended in person and is reimbursed for his or her expenses in attending such meetings. In addition to such compensation, additional annual retainers are paid as follows:

Position	Annual Retainer
Lead Director	$20,000
Chairperson of the Audit Committee	$16,000
Other members of the Audit Committee	$9,000
Chairperson of the Compensation Committee	$12,000
Other members of the Compensation Committee	$6,000
Chairperson of the Nominating and Corporate Governance Committee	$8,000
Other members of the Nominating and Corporate Governance Committee	$6,000

All retainers are payable in cash, in four equal installments on the first day of each quarter. Neither Mr. Speese nor Mr. Fadel received any cash compensation for his service as a director during 2012.

Equity Compensation

Our non-employee directors receive a deferred stock award pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”) on the first business day of each year. Each deferred stock award consists of the right to receive shares of our common stock and is fully vested upon issuance. The shares covered by the award will be issued upon the termination of the director’s service as a member of the Board. All of our non-employee directors serving on January 2, 2012 were granted deferred stock units valued at $85,000 on that date. Neither Mr. Speese nor Mr. Fadel were granted any equity compensation for his service as a director during 2012.

Director Equity Interest Guideline

Our Board has adopted a guideline encouraging each non-employee member of the Board to hold at least $200,000 in our common stock and/or the deferred stock units issued as compensation for Board service (based on the price per share on the date or dates of such acquisition) within 5 years of the later of (i) December 23, 2008, or (ii) the date of their original election or appointment to the Board, and to hold such equity interest for so long as such member continues as a director.

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The following table sets forth certain information regarding the compensation of our non-employee directors during 2012:

Director Compensation for 2012

Name	Fees Earned or Paid in Cash(1)	Deferred Stock Award(2)	Total
Michael J. Gade	$67,500	$85,000	$152,500
Jeffrey M. Jackson	$68,500	$85,000	$153,500
Kerney Laday(3)	$41,750	$85,000	$126,750
J.V. Lentell	$86,500	$85,000	$171,500
Leonard H. Roberts	$70,500	$85,000	$155,500
Paula Stern, Ph.D.	$58,250	$85,000	$143,250

(1)

Includes annual retainer, committee fees and meeting attendance fees paid to each non-employee director with respect to services rendered in 2012.

(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note K to our consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2013. On January 2, 2012, each then current director was granted 2,298 deferred stock units. Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are fully vested and non-forfeitable. The common stock will be issued to the director upon the termination of his or her service as a member of our Board.

(3)

Mr. Laday passed away in September 2012.

CORPORATE GOVERNANCE

General

Our Board has established corporate governance practices designed to serve the best interests of our company and our stockholders. In this regard, our Board has, among other things, adopted:

•

a code of business conduct and ethics applicable to all of our Board members, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller;

•

procedures regarding stockholder communications with our Board and its committees;

•

a Lead Director position;

•

a majority voting standard in non-contested elections for directors;

•

a policy for the submission of complaints or concerns relating to accounting, internal accounting controls or auditing matters;

•

provisions in our Bylaws regarding director candidate nominations and other proposals by stockholders; and

•

written charters for its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Our Board intends to monitor developing standards in the corporate governance area and, if appropriate, modify our policies and procedures with respect to such standards. In addition, our Board will continue to review and modify our policies and procedures as appropriate to comply with any new requirements of the Securities and Exchange Commission or Nasdaq.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics applicable to all of the members of the Board, as well as all of our employees, including our Chief Executive Officer, Chief Financial Officer, our principal accounting officer and controller. A copy of this Code of Business Conduct and Ethics is published in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com. We intend to make all required disclosures concerning any amendments to, or waivers from, this Code of Business Conduct and Ethics on our website.

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Stockholder Communications with the Board

Our Board has established a process by which stockholders may communicate with our Board. Stockholders may contact the Board or any committee of the Board by any one of the following methods:

By telephone: 972-624-6210	By mail: Rent-A-Center, Inc. Attn: Compliance Officer 5501 Headquarters Drive Plano, TX 75024	By e-mail: RAC.Board@rentacenter.com

Procedures for Reporting Accounting Concerns

The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. These procedures are posted in the “Corporate Governance” section of the “Investor Relations” section of our website at www.rentacenter.com.

Director Nominations

Director Nominees

Under our Bylaws, only persons who are nominated in accordance with the procedures set forth in our Bylaws are eligible for election as, and to serve as, members of our Board. Under our Bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders (1) by or at the direction of our Board or (2) by any stockholder, provided they comply with the provisions of Article I, Sections 3 and 4 of our Bylaws. The Board has delegated the screening and recruitment process for Board members to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee selects individuals it believes are qualified to be members of the Board, and recommends those individuals to the Board for nomination for election or re-election as directors. From time to time, the Nominating and Corporate Governance Committee may engage a consultant to conduct a search to identify qualified candidates. The Nominating and Corporate Governance Committee then undertakes the evaluation process described below for any candidates so identified.

Qualifications

The Nominating and Corporate Governance Committee believes that the minimum requirements for a person to be qualified to be a member of the Board are that a person must be committed to equal opportunity employment, and must not be a director, consultant, or employee of or to any competitor of ours (i.e., a company in the rent-to-own business). The Nominating and Corporate Governance Committee also believes that members of the Board should possess character, judgment, skills (such as an understanding of the retail and rent-to-own industries, business management, finance, accounting, marketing, operations and strategic planning), diversity, and experience with businesses and other organizations of a comparable size and industry. In addition, the Nominating and Corporate Governance Committee considers the composition of the current Board and the Board’s needs when evaluating the experience and qualification of director candidates. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board candidates for nomination to serve as our directors. This process is the same regardless of whether the nominee is recommended by one of our stockholders.

As noted above, our Nominating and Corporate Governance Committee believes that diversity is one of many attributes to be considered when selecting candidates for nomination to serve as one of our directors. In general, our Nominating and Corporate Governance Committee’s goal in selecting directors for nomination to our Board is to create a well-balanced team that (1) combines diverse business and industry experience, skill sets and other leadership qualities, (2) represents diverse viewpoints and (3) enables us to pursue our strategic objectives. While the Committee carefully considers diversity when evaluating nominees for director, the Committee has not established a formal policy regarding diversity in identifying director nominees.

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Advance Resignation Policy

As a condition to nomination by the Nominating and Corporate Governance Committee of an incumbent director, a nominee shall submit an irrevocable offer of resignation to the Board, which resignation shall become effective in the event that (a) such nominee is proposed for reelection and is not reelected at a meeting of the stockholders in which majority voting applies and (b) the resignation is accepted by the Board by the vote of a majority of the directors, not including any director who has not been reelected.

Stockholder Nominations

In addition to nominees by or at the direction of our Board, the Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders, so long as the stockholder provides notice and information on the proposed nominee to the Nominating and Corporate Governance Committee through the Secretary in accordance with the provisions of Article I, Sections 3 and 4 of our Bylaws relating to direct stockholder nominations.

For the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders, Article I, Section 3 of our Bylaws requires that the stockholder provide notice to our Secretary (1) not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, or (2) with respect to an election to be held at a special meeting of stockholders for the election of directors, no earlier than 120 days prior to the date of such special meeting, nor later than the close of business on the later to occur of the 90th day prior to the date of such special meeting or the 10th day following the day on which public disclosure of the date of the special meeting was made (if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting). The notice to our Secretary must set forth, among other things:

•

the name & address of the stockholder and/or beneficial owner making such nomination;

•

class & number of shares of capital stock owned, directly or indirectly, beneficially or of record by such stockholder and/or beneficial owner;

•

any derivative interests held by such stockholder and/or beneficial owner;

•

proxy or voting agreements to which such stockholder and/or beneficial owner may vote any shares of any of our securities;

•

short interest position of such stockholder and/or beneficial owner, if any;

•

dividend rights to which such stockholder and/or beneficial owner are entitled, if separable;

•

proportionate interests of such stockholder and/or beneficial owner arising out of partnership arrangements;

•

performance related fees to which such stockholder and/or beneficial owner is entitled based on the increase or decrease in the value of such shares or derivative instrument;

•

with respect to each proposed stockholder nominee, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); and

•

with respect to each proposed stockholder nominee, a description of any compensatory and other material agreements among the nominating stockholder/beneficial owner, its affiliates and associates, and the proposed nominee.

In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting, and such update and supplement must be delivered to our Secretary not later than 5 business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than 8 business days prior to the date for the meeting in the case of the update and supplement required to be made as of 10 business days prior to the meeting. In addition, as to each person whom the stockholder proposes to nominate for election or re-election as a director, the following information must be provided to our Secretary in accordance with the time period prescribed for the notice to our Secretary described above:

•

a questionnaire furnished by our Secretary and completed by the proposed nominee; and

•

the representation and agreement of the proposed nominee regarding no voting agreements, non-disclosed compensation arrangements, and compliance upon election with our governance policies and guidelines.

The above description of the requirements that stockholders must comply with when recommending candidates for our Board is a summary only, and stockholders interested in nominating candidates to our Board are encouraged to closely review our Bylaws.

Director Attendance at Annual Meeting of Stockholders

Our Board has adopted a policy stating that each member of the Board should attend our annual meeting of stockholders. All of our directors then serving as directors attended the 2012 Annual Meeting of Stockholders.

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PROPOSAL TWO:    RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During 2012, the Audit Committee solicited proposals from several audit firms to serve as our independent registered public accounting firm. Following a thorough formal review of these proposals, the Audit Committee decided on December 13, 2012 to engage KPMG LLP as our independent registered public accounting firm beginning with the audit for the year ending December 31, 2013, including the 2013 quarterly reviews. Our Board has further directed that we submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.

Grant Thornton LLP was engaged to audit our consolidated financial statements for the year ended December 31, 2012 and was dismissed as our independent registered public accounting firm upon completion of these services when we filed our Annual Report on Form 10-K for that year. During the years ended December 31, 2011 and 2012, and through the date we filed our Annual Report on Form 10-K for the year ended December 31, 2012, we had no disagreements with Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

Grant Thornton’s audit reports on our consolidated financial statements for the years ended December 31, 2011 and 2012 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2011 and 2012, and through the date we filed our Annual Report on Form 10-K for the year ended December 31, 2012, neither we, nor anyone on our behalf, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of SEC Regulation S-K).

Representatives of KPMG will attend the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. We do not expect representatives of Grant Thornton to attend the annual meeting.

The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and accordingly, all services and fees in 2012 provided by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether Grant Thornton’s provision of services, other than services rendered in connection with the audit of our annual financial statements, is compatible with maintaining Grant Thornton’s independence. The Audit Committee has determined that the rendering of non-audit services by Grant Thornton during the year ended December 31, 2012 was compatible with maintaining their independence.

Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain, and has retained, KPMG as our independent registered public accounting firm for the year ending December 31, 2013. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue the retention of KPMG. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Our Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

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Principal Accountant Fees and Services

The aggregate fees billed by Grant Thornton for the years ended December 31, 2012 and December 31, 2011 for the professional services described below are as follows:

	2012	2011
Audit Fees(1)	$1,042,225	$943,938
Audit-Related Fees(2)	$36,310	$135,665
Tax Fees(3)	$147,722	$71,553
All Other Fees	-0-	-0-

(1)

Represents the aggregate fees billed by Grant Thornton for (a) professional services rendered for the audit of our annual financial statements for 2012 and 2011, (b) the audit of management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2012 and 2011, (c) reviews of the financial statements included in our Forms 10-Q filed with the SEC, and (d) services in connection with regulatory filings during 2012 and 2011.

(2)

Represents the aggregate fees billed by Grant Thornton for 2012 and 2011 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under the caption “Audit Fees.” These services comprise engagements related to employee benefit plans, financial statement audit of a related entity in connection with an acquisition, and other matters.

(3)

Represents the aggregate fees billed by Grant Thornton for professional services rendered for tax compliance, tax advice and tax planning. This amount consists of fees related to federal research tax credits and state tax work in 2012 and 2011.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by the Company to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the firm and the Company that might bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Standards Board, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the integrity of the Company’s financial reporting processes, including the Company’s internal accounting systems and controls, and reviewed with management and the independent auditors the Company’s significant accounting principles and financial reporting issues, including judgments made in connection with the preparation of the Company’s financial statements. The Audit Committee also reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the consolidated financial statements of the Company.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2012 with management and the independent auditors. Management is responsible for the Company’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934), and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and Nasdaq rules, and our Board has determined that Jeffery M. Jackson is an “audit committee financial expert” as defined by SEC rules.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The Audit Committee periodically meets with the Company’s internal and independent auditors, with and without management present, and in private sessions with members of senior management to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also periodically meets in executive session.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Jeffery M. Jackson, Chairman

Michael J. Gade

Paula Stern, Ph.D.

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EXECUTIVE OFFICERS

The Board appoints our executive officers at the first Board meeting following our annual stockholders meeting and updates the executive officer positions as needed throughout the year. Each executive officer serves at the behest of the Board and until their successors are appointed, or until the earlier of their death, resignation or removal.

The following table sets forth certain information with respect to our executive officers as of the date of this proxy statement:

Name	Age	Position
Mark E. Speese	55	Chairman of the Board of Directors and Chief Executive Officer
Mitchell E. Fadel	55	President and Chief Operating Officer
Robert D. Davis	41	Executive Vice President — Finance, Chief Financial Officer and Treasurer
Theodore V. DeMarino	51	Executive Vice President — Shared Services
Ronald D. DeMoss	62	Executive Vice President — General Counsel
Christopher A. Korst	53	Executive Vice President — Domestic Operations
Joel M. Mussat	41	Executive Vice President — Emerging Businesses

Mark E. Speese. Mr. Speese has served as the Chairman of our Board and Chief Executive Officer since October 2001 and has served as one of our directors since 1990. Mr. Speese previously served as our Vice Chairman from September 1999 until March 2001. From 1990 until April 1999, Mr. Speese served as our President. Mr. Speese also served as our Chief Operating Officer from November 1994 until March 1999.

Mitchell E. Fadel. Mr. Fadel has served as President since July 2000, as our Chief Operating Officer since December 2002 and as a director since December 2000. From November 1992 until July 2000, Mr. Fadel served as President and Chief Executive Officer of ColorTyme.

Robert D. Davis. Mr. Davis has served as Executive Vice President – Finance since February 2008, as our Chief Financial Officer since March 1999 and as our Treasurer since January 1997. From September 1999 until February 2008, Mr. Davis served as our Senior Vice President – Finance. From September 1998 until September 1999, Mr. Davis served as our Vice President – Finance and Treasurer. Mr. Davis began his employment with us in 1993 as an accountant. Mr. Davis is a licensed certified public accountant in the State of Texas.

Theodore V. DeMarino. Mr. DeMarino has served as Executive Vice President – Shared Services since May 2012, and served as our Executive Vice President - Operations from August 2009 until April 2012. From April 2003 to July 2009, Mr. DeMarino served as one of our division vice presidents, and as one of our regional directors from January 1995 to March 2003. Mr. DeMarino began his employment with us in 1984 as a store manager.

Ronald D. DeMoss. Mr. DeMoss has served as Executive Vice President – General Counsel since August 2008, and served as our Senior Vice President – General Counsel from January 2008 to July 2008. From January 2008 until July 2011, Mr. DeMoss also served as our Secretary. From November 2006 until December 2007, Mr. DeMoss served as our Vice President – Assistant General Counsel. Mr. DeMoss previously served as Vice President and General Counsel of Rent-Way, Inc. from February 1996 to November 2006. We acquired Rent-Way in November 2006.

Christopher A. Korst. Mr. Korst has served as Executive Vice President – Domestic Operations since May 2012, and served as our Executive Vice President – Operations from January 2008 until April 2012, and as our Senior Vice President – General Counsel from May 2001 to January 2008. Mr. Korst also served as our Secretary from September 2004 until January 2008. From January 2000 until May 2001, Mr. Korst owned and operated AdvantEdge Quality Cars, which he acquired in a management buyout.

Joel M. Mussat. Mr. Mussat has served as Executive Vice President – Emerging Businesses since May 2012, and served as our Executive Vice President - Emerging Businesses and Strategic Planning from August 2011 until April 2012. He served as Senior Vice President – Strategic Planning and New Business Development from December 2009 until August 2011 and as Vice President – Strategic Planning from December 2005 until December 2009.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management and, based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement on Schedule 14A related to the 2013 Annual Meeting of Stockholders, for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Leonard H. Roberts, Chairman

J.V. Lentell

Paula Stern, Ph.D.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives

Decisions with respect to compensation of our executive officers, including our Chief Executive Officer and other named executive officers, are made by our Compensation Committee, which is comprised solely of independent directors. Our Compensation Committee has identified four primary objectives for our executive compensation program, which guide the decisions it makes with respect to the amount and type of compensation paid to our named executive officers. The objectives of our executive compensation program are to:

•

attract, retain and motivate senior executives with competitive compensation opportunities;

•

balance short-term and long-term strategic goals;

•

align our executive compensation program with the core values identified in our mission statement, which focuses on improving the quality of life for our coworkers and our customers; and

•

reward achievement of our financial and non-financial goals.

The compensation philosophy is generally to target total direct compensation (base salary, annual incentive and long-term incentive compensation) at the 50th percentile of that paid at similarly-situated public companies in the retail and consumer finance sector. The Company places a premium on aligning rewards with desired performance, and as such spends a noticeable portion of its variable compensation on key performers and those deemed to be critical contributors over the longer term.

Executive Summary

We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s growth goals and culture, and also that it incentivizes short- and long-term profitable growth.

2012 Financial and Strategic Highlights

In 2012, we continued to focus on the financial performance of our business as well as strategic growth goals. The following key accomplishments were achieved in fiscal 2012:

•

Achieved 7% year over year growth in total revenue – the largest in five years and the second consecutive year of revenue growth in excess of 5%;

•

Exceeded $3 billion in revenue for the first time in our history;

•

Reported record diluted earnings per share of $3.09;

•

Increased quarterly dividend over 30% from $0.16 to $0.21, beginning with the dividend for the first quarter of 2013;

•

Returned over $100 million to stockholders in the form of dividends and opportunistic share repurchases; and

•

Continued executing on our growth strategies with revenue increases of over 77% in RAC Acceptance and over 117% in our international segment.

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Pay for Performance

Our executive compensation program directly links a substantial portion of executive compensation to our financial performance through annual and long-term incentives. For the 2012 annual cash incentive program, the pre-tax net income goal was achieved at 96.9% of target and the revenue goal was achieved at 98.2% of target.

The mix of the key compensation elements for our Chief Executive Officer and our other named executive officers for fiscal 2012 is shown below. The Actual Compensation Mix charts describe each element of actual compensation as a percent of total direct compensation for fiscal 2012.

The Actual Compensation Mix charts above include salary with respect to 2012, the actual amount paid under the 2012 annual cash incentive program, and the estimated grant date value of stock options, restricted stock units and performance stock units granted during fiscal 2012, as shown in the Summary Compensation Table on page 25. The value of all of the long-term incentive compensation vehicles (stock options, restricted stock units (RSUs), and performance share units (PSUs)) is time vested and depends upon our financial performance over the measurement or vesting period.

Stockholder Advisory Vote

In May 2012, we held a stockholder advisory vote on the compensation of our named executive officers, referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 96% of the shares of common stock present and entitled to vote at the meeting cast in favor of our proposal. Compensation decisions and changes implemented in fiscal 2012 were made keeping in mind the support stockholders expressed for our compensation philosophy and pay-for-performance culture. As a result, our Compensation Committee kept many facets of the executive compensation program consistent, with an emphasis on short and long-term incentive compensation that rewards our executives upon value creation for our stockholders.

Compensation Process

The Compensation Committee typically begins the process of determining the amount and mix of total compensation to be paid to our senior executives, including our named executive officers, in December of each year and finalizes the amounts the following January. This enables the Compensation Committee to examine and consider our performance during the previous year in establishing the current year’s compensation.

The Compensation Committee has traditionally relied heavily on the input and recommendations of our Chief Executive Officer, Mark E. Speese, who reviews and makes recommendations to the Compensation Committee with respect to our executive compensation programs. The Compensation Committee believes Mr. Speese’s unique insight into our business, his role as a founder of our company, his day-to-day interaction with our senior executives, as well as his over 30 years of experience in the rent-to-own industry, provides a valuable resource to the Compensation Committee. Prior to providing his input and recommendations to the Compensation Committee, our Human Resources department prepares, and Mr. Speese reviews, an informal position-level analysis of our compensation programs company-wide, which includes a review of our named executive officers’ compensation for internal consistency relative to our other officers and employees, and attempts to achieve consistency between the relative difference between the compensation of our named executive officers and the compensation of our other officers and employees. Mr. Speese does not, however, participate in the discussions among the members of the Compensation Committee with respect to his own compensation.

The Compensation Committee determines each year whether to retain a compensation consultant to assist it with compensation decisions for the upcoming fiscal year. In September 2012, the Compensation Committee approved the engagement of Hay Group, Inc. (“Hay Group”) to conduct a formal evaluation of, and advise it with respect to, the compensation arrangements for our Chief Executive Officer, as well as provide guidance with respect to the compensation of our senior executives, including our other named executive officers. In determining whether to engage Hay Group to provide such services, the Compensation Committee considered whether such engagement would create any conflicts of interest and determined that the engagement of Hay Group by the Company to advise it with respect to compensation to be paid to our senior executive management for 2013 did not create any such conflicts. Hay Group was engaged directly by the Compensation Committee and has performed no other services to us or any of our executive officers or directors.

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Based on the work performed by Hay Group, the Compensation Committee determined that the following similarly-situated public companies (the “Peer Group”) provided an appropriate comparison for the purpose of evaluating our compensation arrangements for our senior executives and directors:

Aaron’s, Inc.	Brinker International Inc.	Advance Auto Parts, Inc.	Autozone Inc.
Big Lots Inc.	Dollar Tree, Inc.	Cash America International, Inc.	Family Dollar Stores Inc.
DFC Global Corp.	H&R Block, Inc.	EZCORP, Inc.	O’Reilly Automotive Inc.
Fred’s, Inc.	Pier 1 Imports, Inc.	hhgregg, Inc.	RadioShack Corp.

The following criteria were used to establish this Peer Group:

•

U.S.-based public companies with a similar business focus as ours, including both consumer finance and retail (particularly home furnishings, appliances and other retail organizations with which we compete for customers in a similar demographic);

•

Companies with revenue similar to us (generally 0.5 to 2.0 times our revenue); and

•

Competitors for executive talent.

Two companies which were previously included in the Peer Group (Advance America, Cash Advance Centers Inc. and Collective Brands, Inc.) were removed because such companies are no longer publicly traded. The Compensation Committee approved the use of this Peer Group in the fall of 2012.

Finally, various members of the Compensation Committee have significant professional experience in the retail industry, as well as with respect to the executive compensation practices of large publicly-traded companies. This experience provides a frame of reference within which to evaluate our executive compensation program relative to general economic conditions and our progress in achieving our short-term and long-term goals.

When the Compensation Committee considers the mix and amount of total compensation for our named executive officers, it reviews tally sheets which contains information regarding, among other things:

•

each named executive officer’s compensation and benefits for the previous three years;

•

the type and amount of long-term incentive awards granted to each named executive officer in the previous three years; and

•

our equity securities owned by each named executive officer, including unrealized potential gains for outstanding equity.

The Compensation Committee uses these tally sheets to estimate the total annual compensation of the named executive officers, and to provide a perspective on the named executive officers’ wealth accumulation from our compensation programs. Before finalizing the compensation of the named executive officers for any given year, the tally sheets allow the Compensation Committee to fully understand the impact that its decisions will have on each named executive officer’s total existing and potential compensation.

See the sections entitled “– Potential Payments and Benefits Upon Termination Without a Change in Control” and “– Potential Payments and Benefits Upon Termination With a Change in Control” beginning on pages 32 and 33, respectively, of this proxy statement for the total amount of compensation and benefits each named executive officer could receive as a result of the various termination events and a description of our severance arrangements beginning on page 30 of this proxy statement.

Forms of Compensation

The following forms of compensation are currently utilized by the Compensation Committee in compensating our named executive officers:

•

base salary, which is paid in cash;

•

annual incentive compensation, which is paid in cash;

•

long-term incentive compensation, which consists of stock options, restricted shares, performance shares;

•

severance arrangements; and

•

fringe benefits, including perquisites, with no tax gross-ups.

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Base Salary

The base salary for each of our named executive officers represents the guaranteed portion of their total compensation and is determined annually by the Compensation Committee. Base salary is intended to reward the performance of each named executive officer during the fiscal year relative to his position with us. In establishing the base salary for each of our named executive officers, the Compensation Committee reviews:

•

the named executive officer’s historical performance in his position with us, based on the input received from Mr. Speese, including the financial performance within his or her area of responsibility and other factors;

•

Mr. Speese’s recommendations as to the proposed base salary (other than his own);

•

our financial performance; and

•

market pay practices.

At the beginning of each year, the Compensation Committee considers whether adjustments would be made to the annual base salaries for our named executive officers. During the Compensation Committee’s review of the current base salaries, the Compensation Committee primarily considers market data, input provided by our Human Resources department, the input of Mr. Speese (other than with respect to his own base salary), individual performance, our financial performance, the experience of the executive officer, and each named executive officer’s compensation in relation to our other executive officers.

In determining Mr. Speese’s base salary for 2012, the Compensation Committee considered our financial performance in 2011, the level of compensation paid to the highest paid executive at peer companies, and market data as reported by the peers in the Hay Group 2011 Retail Remuneration Survey. Market data positioned Mr. Speese’s base salary in 2011 below the median of the peer group. In addition, benchmarking analyses showed that Mr. DeMarino’s base salary in 2011 was below the market median for similarly situated retail companies. As a result, both Mr. Speese and Mr. DeMarino received base salary increases for 2012 to more closely align their pay with the market median, consistent with Rent-A-Center’s stated pay philosophy of targeting the 50th percentile.

The Compensation Committee approved the following base salaries of the named executive officers for 2012 and 2013 as set forth in the table below. The base salary adjustments for 2012 and 2013 were effective March 3, 2012 and March 2, 2013, respectively.

ANNUAL BASE SALARIES

Name	2011 Base Salary	2012 Base Salary	2013 Base Salary
Mark E. Speese	$865,700	$950,000	$983,250
Robert D. Davis	$429,500	$446,700	$469,035
Mitchell E. Fadel	$587,600	$605,200	$623,356
Theodore V. DeMarino	$327,900	$360,000	$374,400
Christopher A. Korst	$371,200	$382,336	$393,806

Annual Cash Incentive Compensation

The Compensation Committee maintains an annual incentive compensation program for our executive officers that provides for awards in the form of a cash bonus. The Compensation Committee believes that cash bonuses are appropriate to promote our interests as well as those of our stockholders by providing our named executive officers with short-term financial rewards based upon achievement of specified short-term objectives, which the Compensation Committee believes will ultimately increase the value of our stock, as well as help us attract and retain our named executive officers by providing attractive compensation opportunities.

Our named executive officers participate in our annual cash incentive program. Under our annual cash incentive program, cash bonus eligibility is established at a pre-determined percentage of the named executive officer’s base salary, with such percentage amount set in accordance with the eligible named executive officer’s position and responsibilities with us. The percentage allocated as well as the potential ultimate payouts pursuant to our annual cash incentive program for each year are typically approved by the Compensation Committee in January at the same time that all compensation for our named executive officers is reviewed and, if applicable, approved. This enables the Compensation Committee to examine the named executive officer’s performance during the previous year, as well as determine financial performance targets for the new fiscal year based in part upon the previous year’s performance.

In 2012, the Compensation Committee concluded, based upon market data compiled by Hay Group and our Human Resources department, that the eligible bonus percentage for Mitchell E. Fadel should be increased to more fully align this executive officer’s bonus potential with similarly situated officers of other comparable companies, including the Peer Group. Accordingly, the Compensation Committee increased the bonus potential under the 2012 annual cash incentive program for Mr. Fadel to 75% of his base salary, an increase of 10%. No changes to the eligible bonus percentages for our named executive officers were made for the 2013 annual cash incentive program.

In 2011, the Compensation Committee modified the annual cash incentive program to include two performance metrics in addition to the pre-tax net income financial target used in prior years. The Compensation Committee includes pre-tax net income as one of the performance measures for our annual cash incentive program because it believes that pre-tax net income generally represents an accurate indicator of our financial performance over a one-year period of time. In 2011, the Compensation Committee determined that a corporate revenue target as well as a target tied to our corporate values should be included as components of the annual cash incentive program. The inclusion of the corporate revenue target in the annual cash incentive program reflects the Compensation Committee’s determination that although a substantial portion of the cash bonus opportunity should be dependent on our profitability, a portion of such cash bonus opportunity should be based on our revenue growth. In addition, the Compensation Committee believes that a portion of each named executive officer’s cash bonus opportunity should be determined on the basis of such individual’s compliance with our core values. Accordingly, the potential annual incentive award for the named executive officers for the 2012 annual cash incentive program was divided as follows:

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NEO	Pre-tax Net Income	Revenue Target(1)			Corporate Values
		Company Wide	Division	(2)
Mark E. Speese, Robert D. Davis, Mitchell E. Fadel, and Theodore V. DeMarino	65%	25%	-		10%
Christopher A. Korst	65%	12.5%	12.5%		10%

(1)

No portion of the potential annual incentive award attributable to achievement of the revenue target or the corporate values shall be earned unless at least 90% of the pre-tax net income target amount is met.

(2)

Territory over which the named executive officer is directly responsible.

The financial performance targets for the 2012 annual cash incentive program were established in January 2012 following a review of our financial projections developed pursuant to our strategic plan and objectives for 2012. Based upon that review, the Compensation Committee established a corporate revenue target under the 2012 annual cash incentive program in the amount of $3.14 billion and a pre-tax consolidated net income target under the 2012 annual cash incentive program in the amount of $296.4 million, a decrease of approximately 4.6% over the pre-tax consolidated net income target under the 2011 annual cash incentive program. In setting the pre-tax consolidated net income target under the 2012 annual cash incentive program, the Compensation Committee considered (i) the level of achievement of the pre-tax consolidated net income target for the 2011 annual cash incentive program and (ii) the level of the Company’s anticipated investment in its growth strategies for 2012. The Compensation Committee further determined that, consistent with its views as to the financial performance measures for our annual cash incentive program, each eligible executive officer may receive (1) an additional bonus amount in the event that we exceed the financial performance targets for the fiscal year, and (2) a portion of the bonus in the event that we approach, yet fail to achieve, the target levels of financial performance.

The percentage of the incentive target each named executive officer was eligible to receive if we missed, met or exceeded the financial targets during 2012 is set forth in the table below:

2012 ANNUAL CASH INCENTIVE PROGRAM – FINANCIAL PERFORMANCE TARGET

% Achieved	% of Incentive Paid
< 90%	0%
90.0% to 90.9%	50%
91.0% to 91.9%	60%
92.0% to 93.9%	70%
94.0% to 95.9%	80%
96.0% to 97.9%	90%
98.0% to 102.0%	100%
102.1% to 105.6%	120%
105.7% to 109.2%	140%
109.3% to 112.8%	160%
112.9% to 115.0%	180%
> 115.0%	200%

With respect to the servant leadership portion of the 2012 annual cash incentive program, which represents 10% of the total bonus opportunity, the named executive officer could earn from 0% to 100% depending on the score such officer receives on a servant leadership index survey completed with respect to such officer by his supervisor, peers and direct reports.

In January 2013, the Compensation Committee determined the level of achievement of the revenue and pre-tax profit targets as previously set by the Committee with respect to the 2012 annual cash incentive program. The Committee reviewed the Company’s financial results, including the calculation of the Company’s pre-tax profit for the fiscal year ended December 31, 2012, and determined that the Company’s pre-tax profit for purposes of the 2012 annual cash incentive program was equal to $287.2 million. The Committee further determined that the total revenue earned by the Company for the fiscal year ended December 31, 2012 was $3.1 billion.

Accordingly, the Committee determined that the Company achieved 96.9% of the pre-tax net income objective and 98.2% of the revenue objective in 2012. The target and actual amounts awarded to our named executive officers for their annual cash incentive bonus for 2012 performance are set forth below and included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” on page 25 of this proxy statement.

2012 ANNUAL CASH INCENTIVE AWARD

Name	2012 Incentive Target (%)	2012 Incentive Target ($)	2012 Actual Annual Cash Incentive Award	2012 Actual Annual Cash Incentive Award as a % of Target
Mark E. Speese	100%	$950,000	$888,250	93.5%
Robert D. Davis	55%	$245,685	$229,716	93.5%
Mitchell E. Fadel	75%	$453,900	$424,397	93.5%
Theodore V. DeMarino	50%	$180,000	$162,900	90.5%
Christopher A. Korst	50%	$191,168	$176,352	92.3%

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Long-Term Incentive Compensation

Our equity incentive plans are administered by the Compensation Committee and are designed to enable the Compensation Committee to provide incentive compensation to our employees in the form of stock options, stock awards, other equity awards, and performance-based equity awards. The Compensation Committee believes that awarding our named executive officers non-cash, long-term equity incentive compensation, primarily in the form of long-term incentive awards which may increase in value in conjunction with the satisfaction by us of pre-determined performance measures and/or an increase in the value of our common stock, more effectively aligns their interests with ours. The Compensation Committee also believes that such awards will provide our named executive officers with an incentive to remain in their positions with us, since the determination as to whether a particular measure for our performance and/or an increase in the value of our common stock has been satisfied is typically made over an extended period of time. In general, the Compensation Committee considers equity awards to our named executive officers on an annual basis, normally in January of each year.

Generally, long-term incentive awards are made to our named executive officers pursuant to (i) the 2006 Plan and (ii) the Rent-A-Center, Inc. 2006 Equity Incentive Plan, which we refer to as the “Equity Plan.” Under the terms of each of the 2006 Plan and the Equity Plan, awards may be granted at times and upon vesting and other conditions as determined by the Compensation Committee, and may be made in the form of stock options, stock awards, other equity awards, and performance-based equity awards. Stock option awards under our equity incentive plans are granted at the fair market value per share of our common stock on the date the option is granted as determined by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last market trading day prior to the date the option is granted. The options granted to our named executive officers typically vest ratably over a four-year period, commencing one year from the date of grant, and expire after 10 years.

The restricted stock units granted by our Compensation Committee cliff vest either after a set period of time or upon the achievement of specified goals for our performance over a period of time. Awards of restricted stock with time-based vesting provide our named executive officers with a minimum level of value while also providing an additional incentive for such individuals to remain in their positions with us. Awards of restricted stock with performance-based vesting provide an additional incentive for our named executive officers to remain in their positions with us in order to realize the benefit of such award and also focus them on a performance parameter which the Compensation Committee considers beneficial to increasing the value of our stock, and consequently, stockholder value.

The Compensation Committee determines the timing of the annual grants of stock options and restricted stock units to our named executive officers as well as the terms and restrictions applicable to such grants. The Compensation Committee approves generally in January of each year the annual grant to our executive officers after the Compensation Committee has reviewed the information set forth in the tally sheets. Grants may also be made in connection with commencement of employment, promotions, or tenure.

The Compensation Committee adjusted the aggregate amount of the long-term incentive compensation awards for 2012 to increase the size of the award to an amount commensurate with the 50th percentile of similarly-situated companies, including the Peer Group. Consistent with prior years, the long-term incentive compensation awards for 2012 were comprised of three vehicles, weighted as follows: (i) 35% of the value of the award issued in stock options, (ii) 25% of the value of the award issued in time based restricted stock units and (iii) 40% of the value of the award issued in performance-based restricted stock units. Accordingly, on January 31, 2012, the Compensation Committee granted awards under the long-term incentive plan to our named executive officers, targeting grant values by type of award, as follows:

Name	Stock Options	Restricted Stock Units		Total
		Time-Based Vesting	Performance-Based Vesting
Mark E. Speese	$698,250	$498,750	$798,000	$1,995,000
Robert D. Davis	$156,345	$111,675	$178,680	$446,700
Mitchell E. Fadel	$264,775	$189,125	$302,600	$756,500
Theodore V. DeMarino	$94,500	$67,500	$108,000	$270,000
Christopher A. Korst	$100,363	$71,688	$114,701	$286,752

Consistent with prior long-term incentive awards years, the awards of restricted stock with performance-based vesting to our named executive officers in January 2012 contained provisions with respect to our achievement of EBITDA. The Compensation Committee established a three-year EBITDA target as the appropriate basis upon which to measure our performance in this context. The Compensation Committee believes EBITDA represents an accurate indicator of our performance over an extended period of time, as an EBITDA measure incorporates certain factors which the Compensation Committee believes are important to an understanding of our performance over such period, such as an increase in revenue as well as the management of our expenses, while not incorporating other factors which the Compensation Committee does not believe are important to an understanding of our performance over such period, such as any repurchases of our outstanding shares which would affect an earnings per share measurement. The Compensation Committee selected a three-year period over which to measure EBITDA based upon the time-period utilized with respect to awards made by similarly-situated public companies in the retail industry, as well as upon its belief that a three-year measurement period was appropriate to place an emphasis on our operating results over an extended period of time, as opposed to the single year measure which is utilized in our annual cash incentive program.

In setting the target amount of EBITDA over such three-year period, the Compensation Committee reviewed with Mr. Speese our financial projections as well as the market’s expectations with respect to our financial performance over such period. The three-year EBITDA target for the 2012 performance-based awards was set at $1.381 billion. Each eligible named executive officer may receive (1) an additional payout pursuant to such award in the event that we exceed the target EBITDA over such period, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

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The percentage of the restricted stock unit awards to be received by each named executive office if we miss, meet, or exceed the target three-year EBITDA is set forth in the table below:

2013 LONG-TERM INCENTIVE COMPENSATION – FINANCIAL PERFORMANCE TARGET FOR PERFORMANCE-BASED AWARD

LTIP EBITDA Target	% of Incentive Paid
< 80%	0%
80.0% to 83.5%	50%
83.6% to 87.1%	60%
87.2% to 90.7%	70%
90.8% to 94.3%	80%
94.4% to 97.9%	90%
98.0% to 102.0%	100%
102.1% to 105.6%	120%
105.7% to 109.2%	140%
109.3% to 112.8%	160%
112.9% to 115.0%	180%
> 115.0%	200%

See the Grants of Plan-Based Awards table under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” on page 27 of this proxy statement for threshold, target, and maximum amounts payable to our named executive officers under the 2012 long-term incentive performance-based awards.

Mr. Speese’s Employment Agreement

We have an employment agreement with Mr. Speese. Pursuant to the terms of the employment agreement, Mr. Speese’s compensation consists of (1) an annual base salary of not less than $740,000, subject to upward adjustment based upon the results of an annual review by the Compensation Committee, (2) an annual bonus opportunity established by the Compensation Committee, (3) participation in our employee benefit plans for senior executive officers, and (4) a one-time grant of an option to purchase 70,000 shares of our common stock in 2006. In addition, the employment agreement contains severance provisions which provide for certain payments to be made by us to Mr. Speese upon the occurrence of certain events which result in his employment with us being severed, including upon a change in control of us. For a detailed description of the severance provisions contained in Mr. Speese’s employment agreement, please see “Termination of Employment and Change-in-Control Arrangements – Employment Agreement.”

Severance Arrangements

We have an employment agreement with Mr. Speese and executive transition agreements with our other named executive officers to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer. The Compensation Committee believes that such severance arrangements assist us in recruiting and retaining top-level talent. In addition, formalizing our severance practices benefits us (1) by providing us with certainty in terms of our obligations to an eligible executive in the event that our relationship with him or her is severed and (2) by virtue of the non-competition, non-solicitation and release provisions in our loyalty agreements, which inure to our benefit in the event that an eligible executive severs employment with us.

For a more detailed description of the severance arrangements which apply to our named executive officers, please see “Termination of Employment and Change-in-Control Arrangements” beginning on page 30 of this proxy statement.

Fringe Benefits and Perquisites

Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans, all of which the Compensation Committee believes are commensurate with plans of other similarly situated public companies in the retail industry. In addition, we will pay for the cost of an executive physical examination for each named executive officer each year. Our named executive officers are not eligible to participate in our 401(k) Retirement Savings Plan. Instead, our named executive officers are eligible to participate in the Rent-A-Center, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows our executive officers to defer tax liability on a portion of their compensation.

In addition, we own and operate a corporate jet for use by management for business purposes which is available to our named executive officers for limited non-business use. Use of the corporate aircraft by these executives for non-business use is subject to availability. The executive must pay us all direct operating costs and any additional charges incurred by the executive for any non-business use of the corporate aircraft (no later than at the completion of such non-business use). If the actual cost for the non-business use of the corporate aircraft is not paid in full at the completion of the non-business use, such amount is deemed compensation for the requesting executive and reflected on his or her W-2 earnings statement for the year.

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The Compensation Committee has determined it is beneficial to offer the above-described fringe benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly-situated public companies in the retail industry. In determining the total compensation payable to our named executive officers for a given fiscal year, the Compensation Committee will examine such fringe benefits and perquisites in the context of the total compensation which our named executive officers are eligible to receive. However, given the fact that such fringe benefits and perquisites which are available to our named executive officers represent a relatively insignificant portion of their total compensation, the availability of such items does not materially influence the decisions made by the Compensation Committee with respect to other elements of the total compensation to which our named executive officers are entitled or awarded.

For a description of the fringe benefits and perquisites received by our named executive officers in 2012, please see “– All Other Compensation” on page 25 of this proxy statement.

Section 162(m)

In general, Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount of compensation we can deduct in any year with respect to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers. The limit does not apply to so-called “performance-based compensation,” which includes compensation attributable to stock options and performance-based restricted stock awards granted pursuant to the 2006 Plan or the Equity Plan. The Compensation Committee believes that our executive compensation deduction for 2012 will not be materially affected by the Section 162(m) limitations.

Summary of Compensation

The following table summarizes the compensation earned by our Chairman and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers or our “named executive officers,” in 2012, as well as the compensation earned by such individuals in each of 2011 and 2010, if serving as an executive officer during that time. The table specifically identifies the dollar value of compensation related to 2012, 2011 and 2010 paid to such named executive officers in the form of:

•

base salary, paid in cash;

•

stock awards, comprised of awards of restricted stock relating to the 2012, 2011 and 2010 fiscal years;

•

option awards, comprised of awards of options during the 2012, 2011 and 2010 fiscal years and identified based upon the aggregate fair value in dollars of such award;

•

non-equity plan incentive plan compensation, listing the aggregate dollar value of the awards paid to our named executive officers; and

•

all other compensation, which includes amounts paid by us to the named executive officers as matching contributions under our 401(k) Retirement Savings Plan, Deferred Compensation Plan and insurance premiums.

Our named executive officers were not entitled to receive payments which would be characterized as “Bonus” payments for purposes of the Summary Compensation Table for 2012, 2011 and 2010.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	(2)	All Other Compensation(3)	Total
Mark E. Speese Chairman of the Board & Chief Executive Officer	2012	$950,000	$1,484,252	$539,506	$1,726,746	(4)	$9,775	$4,710,279
	2011	$865,700	-	$84,900	$1,099,326	(4)	$10,028	$2,059,954
	2010	$840,480	-	-	$1,394,976	(4)	$10,709	$2,246,165
Robert D. Davis Executive Vice President - Finance Chief Financial Officer & Treasurer	2012	$446,700	$332,361	$120,798	$229,716		$22,069	$1,151,644
	2011	$429,500	$207,829	$65,411	$190,161		$14,940	$907,841
	2010	$409,032	$149,445	$45,350	$306,774		$20,406	$931,007
Mitchell E. Fadel President and Chief Operating Officer	2012	$605,200	$562,824	$204,583	$424,397		$27,830	$1,824,834
	2011	$587,600	$355,400	$366,562	$307,462		$17,423	$1,634,447
	2010	$570,476	$277,930	$84,332	$513,428		$11,574	$1,457,740
Theodore V. DeMarino Executive Vice President - Shared Services	2012	$360,000	$200,865	$73,018	$162,900		$16,575	$813,358
	2011	$327,900	$148,756	$46,813	$128,701		$20,166	$672,336
	2010	$318,356	$116,320	$35,296	$238,767		$21,232	$729,971
Christopher A. Korst Executive Vice President - Domestic Operations	2012	$382,336	$213,474	$77,704	$176,352		$20,343	$870,209
	2011	$371,200	$168,384	$52,999	$149,408		$15,002	$756,993
	2010	$360,360	$131,681	$39,954	$270,270		$20,002	$822,267

(1)

The amounts reflected in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each award of stock options or restricted stock in 2012, 2011 and 2010 to the applicable named executive officer. Assumptions used in the calculation of these amounts are included in Note K to our audited financial statements for our fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2013 and our Annual Reports on Form 10-K for prior years.

(2)

Represents the cash bonuses which were payable under our annual cash incentive program with respect to services for the year indicated.

(3)

For 2012, represents the compensation as described in the “All Other Compensation” table below.

(4)

For 2012, represents (1) the cash bonus amount payable under our 2012 annual cash incentive program in the amount of $888,250, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2011, 2010, 2009, 2008 in the amount of $838,496. For 2011, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2011 in the amount of $696,884, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2010, 2009, 2008, and 2007 in the amount of $402,442. For 2010, represents (1) the cash bonus amount determined by the Compensation Committee for Mr. Speese’s services to us in 2010 in the amount of $1,008,576, and (2) the earned portion of the incentive cash awards granted to Mr. Speese in 2009, 2008, 2007 and 2006 in the amount of $386,400.

All Other Compensation

The following table provides information regarding each component of compensation for 2012 included in the All Other Compensation column in the Summary Compensation Table above.

Name	Company Matching Contributions(1)	Value of Insurance Premiums(2)	Other		Total
Mark E. Speese	$0	$5,564	$4,211	(3)	$9,775
Robert D. Davis	$8,868	$4,557	$8,644	(4)	$22,069
Mitchell E. Fadel	$17,036	$5,471	$5,322	(5)	$27,829
Theodore V. DeMarino	$9,651	$5,392	$1,532	(6)	$16,575
Christopher A. Korst	$10,592	$5,428	$4,324	(7)	$20,344

(1)

Represents contributions or other allocations made by us to our 401(k) Retirement Savings Plan and Deferred Compensation Plan).

(2)

Represents premiums paid by the company for medical, dental, vision, dental, long-term disability and life insurance.

(3)

Represents deemed compensation related to incentive travel award in the amount of $828, and fees paid by us for an annual executive physical examination in the amount of $3,383.

(4)

Represents deemed compensation related to incentive travel award in the amount of $1,566 and fees paid by us for an annual executive physical examination in the amount of $7,078.

(5)

Represents deemed compensation related to incentive travel award in the amount of $1,260, and fees paid by us for an annual executive physical examination in the amount of $4,062.

(6)

Represents deemed compensation related to incentive travel award in the amount of $1,532

(7)

Represents deemed compensation related to incentive travel award in the amount of $1,566, and fees paid by us for an annual executive physical examination in the amount of $2,758.

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Explanation of CEO Compensation Increase in 2012

Mr. Speese received a base salary increase in 2012 to more closely align his base pay with the market median, consistent with Rent-A-Center’s stated pay philosophy of targeting the 50th percentile. The Compensation Committee made this determination based on our financial performance in 2011 (including total shareholder return of 16.8%), the level of compensation paid to the highest paid executive at peer companies, and market data as reported by the peers in the Hay Group 2011 Retail Remuneration Survey.

In addition, the amount paid to Mr. Speese pursuant to our annual cash incentive program with respect to the 2012 fiscal year was greater than the amount paid to Mr. Speese pursuant to the annual cash incentive program with respect to the 2011 fiscal year because the financial targets set by the Compensation Committee were achieved at a greater rate with respect to the 2012 fiscal year as compared to the 2011 fiscal year:

Fiscal Year	% of Revenue Target Achieved (25% of bonus opportunity)	% of Annual Cash Incentive Target Paid	% of Pre-tax Net Profit Target Achieved (65% of bonus opportunity)	% of Annual Incentive Target Paid
2011	98.8%	100%	90.3%	70%
2012	98.2%	100%	96.9%	90%

Finally, in 2012, Mr. Speese received a long-term incentive compensation grant consisting of a mix of 35% stock options, 25% time-based restricted stock units, and 40% performance-based restricted stock units, which mirrors the structure used for the long-term incentive compensation awards to our other named executive officers. The grant date fair value for such awards appears in the table above in the “Stock Awards” and “Option Awards” columns. The actual value to be realized by Mr. Speese with respect to these equity awards depends on our financial performance over the three-year measurement or vesting period, as applicable. In each of the years 2006 - 2011, Mr. Speese received a long-term cash award in lieu of equity grants given Mr. Speese’s significant ownership of our common stock. An amount equal to $838,496 was paid to Mr. Speese in January 2012 pursuant to the terms of such prior awards, and is included in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation” in 2012.

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Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2012 under the 2012 annual cash incentive program and the 2006 Plan.

Name:	Grant Date	Date of Compen sation Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Award(5)	Closing Price on Grant Date	Grant Date Fair Value of Stock and Option Awards
			Thres hold	Target	Maxi mum	Thres hold	Target	Maxi mum
Mark E. Speese
Short--Term Incentive	N/A	1/27/12	$855,000	$950,000	$1,900,000	-	-	-	-	-	-	-	-
Restricted Stock Units	1/31/12	1/27/12				0	28,612	57,220	13,411	-	-	-	$1,484,252
Stock Options	1/31/12	1/27/12	-	-	-	-	-	-	-	51,455	$37.19	$33.82	$539,506
Robert D. Davis
Short-Term Incentive	N/A	1/27/12	$221,117	$245,685	$491,370	-	-	-	-	-	-	-	-
Restricted Stock Units	1/31/12	1/27/12	-	-	-	0	6,407	12,812	3,003	-	-	-	$332,361
Stock Options	1/31/12	1/27/12	-	-	-	-	-	-	-	11,521	$37.19	$33.82	$120,798
Mitchell E. Fadel
Short-Term Incentive	N/A	1/27/12	$408,510	$453,900	$907,801	-	-	-	-	-	-	-	-
Restricted Stock Units	1/31/12	1/27/12	-	-	-	0	10,850	21,698	5,085	-	-	-	$562,824
Stock Options	1/31/12	1/27/12	-	-	-	-	-	-	-	19,512	$37.19	$33.82	$204,583
Theodore V. DeMarino
Short-Term Incentive	N/A	1/27/12	$162,000	$180,000	$360,000	-	-	-	-	-	-	-	-
Restricted Stock Units	1/31/12	1/27/12	-	-	-	0	3,872	7,744	1,815	-	-	-	$200,865
Stock Options	1/31/12	1/27/12	-	-	-	-	-	-	-	6,964	$37.19	$33.82	$73,018
Christopher A. Korst
Short-Term Incentive	N/A	1/27/12	$172,051	$191,168	$382,336	-	-	-	-	-	-	-	-
Restricted Stock Units	1/31/12	1/27/12	-	-	-	0	4,113	8,224	1,931	-	-	-	$213,474
Stock Options	1/31/12	1/27/12	-	-	-	-	-	-	-	7,411	$37.19	$33.82	$77,704

(1)

These columns show the potential value of the payout of the annual cash incentive bonuses for 2012 performance for each named executive officer if the threshold, target and maximum performance levels are achieved. The potential payout is performance-based and driven by company performance. No bonuses will be paid unless a threshold level of pre-tax net income is achieved. The actual amount of the annual cash incentive bonuses paid for 2012 performance is shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents restricted stock units which vest upon our achievement of a three-year EBITDA of $1.381 billion for the three year period ending December 31, 2014 and the named executive officer remains an employee through December 31, 2014. The issuance of the stock underlying the performance-based restricted stock units granted to our named executive officers will range from a minimum of zero shares if we achieve less than 80% of the target EBITDA, to the maximum number of shares if we achieve at least 115.1% of the target EBITDA. EBITDA for the fiscal year ended December 31, 2012 was $397.7 million, determined in accordance with the terms of the performance-based award.

(3)

Represents restricted stock units which vest upon completion of three-years of continuous employment with us from January 31, 2012.

(4)

Represents options to purchase shares of our common stock granted under the 2006 Plan, which vest ratably over a four-year period.

(5)

Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on the last trading day before the date of grant as reported on the Nasdaq Global Select Market, in accordance with our 2006 Long-Term Incentive Plan.

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Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding stock options and restricted stock units held by the named executive officers that were outstanding at December 31, 2012.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Excercisable	Number of Securities Underlying Unexercised Options - Unexcercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Mark E. Speese	70,000			$29.29	10/02/2016	28,612	(10)	$983,108
	2,500	7,500	(13)	$32.28	01/03/2021	13,411	(11)	$460,802
		51,455	(5)	$37.19	01/31/2022
Robert D. Davis	5,320			$19.52	01/31/2016	6,644	(6)	$228,288
	3,465			$28.81	01/31/2017	6,127	(8)	$210,524
	10,440			$15.26	01/30/2018	6,407	(10)	$220,145
	8,212	2,737	(2)	$15.37	01/30/2019	3,114	(7)	$106,997
	3,778	3,777	(3)	$19.70	01/29/2020	2,872	(9)	$98,682
	2,078	6,233	(4)	$29.91	01/31/2021	3,003	(11)	$103,183
		11,521	(5)	$37.19	01/31/2022
Mitchell E. Fadel	15,345	5,114	(2)	$15.37	01/30/2019	12,355	(6)	$424,518
	7,025	7,024	(3)	$19.70	01/29/2020	10,478	(8)	$360,024
	2,500	7,500	(13)	$32.28	01/03/2021	10,850	(10)	$372,806
	3,554	10,659	(4)	$29.91	01/31/2021	5,792	(7)	$199,013
		19,512	(5)	$37.19	01/31/2022	4,911	(9)	$168,742
						5,085	(11)	$174,721
Christopher A. Korst	2,425			$28.81	01/31/2017	5,854	(6)	$201,143
	2,500			$14.52	01/02/2018	4,964	(8)	$170,563
	2,267			$15.26	01/30/2018	4,113	(10)	$141,323
	7,200	2,400	(2)	$15.37	01/30/2019	2,744	(7)	$94,284
	3,328	3,328	(3)	$19.70	01/29/2020	2,327	(9)	$79,956
	1,684	5,050	(4)	$29.91	01/31/2021	1,931	(11)	$66,349
		7,411	(5)	$37.19	01/31/2022
Theodore V. DeMarino	755			$15.26	01/30/2018	5,171	(6)	$177,676
	683	681	(2)	$15.37	01/30/2019	4,385	(8)	$150,669
	5,000	2,500	(12)	$18.88	10/01/2019	3,872	(10)	$133,042
	1,470	2,940	(3)	$19.70	01/29/2020	2,424	(7)	$83,289
	1,487	4,461	(4)	$29.91	01/31/2021	2,056	(9)	$70,644
		6,964	(5)	$37.19	01/31/2022	1,815	(11)	$62,363

(1)

Calculated by reference to the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012 which was $34.36.

(2)

These options to purchase shares of our common stock vested on January 30, 2013.

(3)

These options to purchase shares of our common stock vest in equal parts on each of January 29, 2013 and January 29, 2014.

(4)

These options to purchase shares of our common stock vest in equal parts on each of January 31, 2013, January 31, 2014 and January 31, 2015.

(5)

These options to purchase shares of our common stock vest in equal parts on each of January 31, 2013, January 31, 2014, January 31, 2015 and January 31, 2016.

(6)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.112 billion for the three-year period ending December 31, 2012 and the named executive officer remains an employee through December 31, 2012. We achieved EBITDA for the three-year period ending December 31, 2012 equal to $1.128 billion, or 101.5% of our three-year EBITDA target and, accordingly, paid out 110% of target in accordance with the terms of the performance-based program.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 29, 2010. These shares vested on January 29, 2013.

(8)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.361 billion for the three-year period ending December 31, 2013 and the named executive officer remains an employee through December 31, 2013. Aggregate EBITDA for the fiscal years ended December 31, 2011 and 2012 was $730.4 million, determined in accordance with the terms of the performance-based award.

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(9)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2011.

(10)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the performance-based restricted stock unit awards upon our achievement of a three-year EBITDA target of $1.381 billion for the three-year period ending December 31, 2014 and the named executive officer remains an employee through December 31, 2014. EBITDA for the fiscal year ended December 31, 2012 was $397.7 million, determined in accordance with the terms of the performance-based award.

(11)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the time-based restricted stock unit awards upon the named executive officer’s completion of three years of continuous employment with us from January 31, 2012.

(12)

These options to purchase shares of our common stock vest on October 1, 2013.

(13)

These options to purchase shares of our common stock vest in equal parts on each of January 3, 2013, January 3, 2014, and January 3, 2015.

Option Exercises and Stock Vested

The following table reflects certain information with respect to options exercised by our named executive officers during the 2012 fiscal year, as well as applicable stock awards that vested, during the 2012 fiscal year:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mark E. Speese	-	-	-	-
Robert D. Davis	-	-	8,793	$327,012
Mitchell E. Fadel	41,198	$712,064	16,432	$611,106
Theodore V. DeMarino	-	-	2,189	$81,409
Christopher A. Korst	-	-	7,710	$286,735

Nonqualified Deferred Compensation

The Rent-A-Center, Inc. Deferred Compensation Plan is an unfunded, nonqualified deferred compensation plan for a select group of our key management personnel and highly compensated employees. The Deferred Compensation Plan first became available to eligible employees in July 2007, with deferral elections taking effect as of August 3, 2007. Beginning in 2012, highly compensated employees (including our named executive officers) are no longer eligible to participate in our 401(k) Retirement Savings Plan and must participate in the Deferred Compensation Plan in order to defer any compensation.

The Deferred Compensation Plan allows participants to defer up to 50% of their base compensation and up to 100% of any bonus compensation. Participants may invest the amounts deferred in measurement funds that are the same funds offered as the investment options in our 401(k) Retirement Savings Plan. We may make discretionary contributions to the Deferred Compensation Plan, which are subject to a five-year graded vesting schedule based on the participant’s years of service with us. Currently, we make matching contributions in the Deferred Compensation Plan of 50% of the employee’s contribution to the plan up to an amount not to exceed 4% of such employee’s compensation, which is the same matching policy as under our 401(k) Retirement Savings Plan. We are obligated to pay the deferred compensation amounts in the future in accordance with the terms of the Deferred Compensation Plan.

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The following table provides information for the named executive officers regarding contributions, earnings and balances for our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY		Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Mark E. Speese(1)	-	-		-	-	-
Robert D. Davis	$67,046	$8,868	(2)	$74,784	$0	$318,365	(3)
Mitchell E. Fadel	$23,607	$12,036	(2)	$1,257	$0	$36,668
Theodore V. DeMarino	$33,555	$7,077	(2)	$964	$0	$41,458
Christopher A. Korst	$36,089	$7,604	(2)	$9,904	$0	$106,505	(4)

(1)

At his election, does not participate in our Deferred Compensation Plan.

(2)

Represents matching contributions or other allocations made by us under our Deferred Compensation Plan which amount was also reported as compensation in the “Summary Compensation Table” on page 25 of this proxy.

(3)

Includes contributions by Mr. Davis in the amounts of $42,556 and $40,459 in 2011 and 2010, respectively. These amounts are included in the Salary column of the Summary Compensation Table for such years. Also includes matching contributions made by us on behalf of Mr. Davis in the amounts of $3,988 and $3,442 in 2011 and 2010, respectively. These amounts are included in the All Other Compensation column of the Summary Compensation Table for such years.

(4)

Includes contributions by Mr. Korst in the amounts of $22,873 and $17,413 in 2011 and 2010, respectively. These amounts are included in the Salary column of the Summary Compensation Table for such years.

Termination of Employment and Change-in-Control Arrangements

Severance Arrangements

We have entered into executive transition agreements with each of our named executive officers, other than Mr. Speese. Each executive transition agreement has substantially identical terms and is intended to provide certain payments and benefits upon an involuntary termination of the named executive officer’s employment or the occurrence of certain other circumstances that may affect the named executive officer.

Termination Not in Conjunction with a Change in Control. If the named executive officer’s employment is terminated without “cause,” the named executive officer will be entitled to receive:

•

unpaid but earned base salary through the date of termination;

•

a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year;

•

one and one half times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years; and

•

continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for up to 18 months.

If the named executive officer’s employment is terminated due to disability or death, the named executive officer will be entitled to receive:

•

unpaid but earned base salary through the date of termination;

•

a pro rata bonus calculated based upon the named executive officer’s bonus amount from the previous year; and

•

continued health insurance coverage for the named executive officer and the named executive officer’s spouse and covered dependents for 12 months.

If the named executive officer’s employment is terminated for “cause” or if the named executive officer terminates his employment for any reason other than death, the named executive officer will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by the named executive officer to us or our affiliates).

Termination in Conjunction With a Change In Control. If the named executive officer’s employment is terminated in conjunction with a change in control of us without “cause” or by the named executive officer for “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination without “cause,” except that the named executive officer will be entitled to receive two times the sum of the named executive officer’s highest annual rate of salary during the previous 24 months, and the named executive officer’s average annual bonus for the two preceding calendar years, rather than one and one half times such amount, and the named executive officer will be entitled to continued health insurance coverage for up to two years, rather than 18 months. If the named executive officer’s employment is terminated in connection with a change in control due to disability or death, or for “cause” or without “good reason,” the named executive officer will be entitled to receive the same severance payments and benefits as described above (not in connection with a change in control) with respect to a termination due to disability or death or for “cause,” respectively.

Under each of the executive transition agreements, the term “change in control” generally means the occurrence of any of the following after September 14, 2006:

•

any person becomes the beneficial owner of 40% or more of the combined voting power of our then outstanding voting securities;

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•

a consolidation, merger or reorganization of us, unless (i) our stockholders immediately prior to such transaction own at least a majority of the voting power of the outstanding voting securities of the resulting entity, (ii) the members of our Board immediately prior to the execution of the agreement providing for such a transaction constitute a majority of the board of directors of the surviving corporation or of its majority stockholder, and (iii) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (a) us or a subsidiary of us, (b) an employee benefit plan maintained by us, the surviving corporation or any subsidiary, or (c) the beneficial owner of 40% or more of the combined voting power of our outstanding voting securities immediately prior to such transaction;

•

individuals who, as of September 14, 2006, constitute our entire Board cease to constitute a majority of our Board, provided that anyone who later becomes a director and whose appointment or nomination for election was approved by at least two-thirds of our directors at the time shall be considered as though such individual were a member of our Board; or

•

a complete liquidation or dissolution of us, or a sale or other disposition of all or substantially all of our assets (other than to an entity described in the second bullet point above).

Employment Agreement

Pursuant to Mr. Speese’s employment agreement, if we terminate Mr. Speese’s employment due to his disability or death, Mr. Speese will be entitled to receive:

•

unpaid but earned base salary through the date of termination;

•

a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year; and

•

continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for 12 months.

If we terminate Mr. Speese’s employment for “cause,” or if Mr. Speese terminates his employment with us for any reason other than death or for “good reason,” Mr. Speese will be entitled to receive his unpaid but earned base salary through the date of termination (reduced by amounts owed by Mr. Speese to us or our affiliates). If Mr. Speese’s employment is terminated by us without “cause” (as defined in the employment agreement) or by Mr. Speese for “good reason,” Mr. Speese will be entitled to receive:

•

unpaid but earned base salary through the date of termination;

•

a pro rata bonus calculated based upon Mr. Speese’s bonus amount from the previous year;

•

two times the sum of Mr. Speese’s highest annual rate of salary during the previous 24 months, and Mr. Speese’s average annual bonus for the two preceding calendar years; and

•

continued health insurance coverage for Mr. Speese and Mr. Speese’s spouse and covered dependents for up to 24 months.

If we terminate Mr. Speese’s employment in conjunction with a change in control of us without “cause” or if Mr. Speese terminates his employment with us for “good reason,” Mr. Speese will be entitled to receive in a lump sum the same aggregate severance payments and benefits as described above for a termination not in connection with a change in control, except that in addition to such amounts, Mr. Speese will be entitled to continued health insurance coverage for himself and his spouse and covered dependents for 36 months, rather than 24 months. The amount of the severance payments will be reduced if and to the extent necessary to avoid the loss of a tax deduction by us under Section 280G of the Internal Revenue Code and the imposition of an excise tax on Mr. Speese pursuant to Section 4999 of the Internal Revenue Code. The Compensation Committee or the Board may condition the payment of severance or benefits on the execution and delivery by Mr. Speese of a general release in favor of us, our affiliates and our officers, directors, and employees, provided that no such release will be required for the payment to Mr. Speese of accrued compensation.

Long-Term Incentive Plans

Awards Pursuant to the 2006 Plan and the Equity Plan. Pursuant to stock option agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, any options that are vested and exercisable on the date of termination will remain exercisable for 12 months thereafter, but not beyond the term of the agreement. If the individual’s employment is terminated by us for “cause,” then the options (whether or not then vested and exercisable) will immediately terminate and cease to be exercisable. If the individual’s employment with us is terminated for any other reason, any options that are vested and exercisable as of the date of termination will remain exercisable for three months thereafter, but not beyond the term of the agreement.

Pursuant to the 2006 Plan and the Equity Plan, each holder of an option to purchase shares of our common stock may exercise such option immediately prior to an “exchange transaction,” regardless of whether currently vested, and any outstanding options not exercised before the exchange transaction shall terminate. However, if, as part of an exchange transaction, our stockholders receive capital stock of another corporation in exchange for our common stock, and if our Board so directs, then all outstanding options shall be converted into options to purchase shares of such stock, with the amount and price to be determined by adjusting the amount and price of the options granted under the 2006 Plan or the Equity Plan, as applicable, on the same basis as the determination of the number of shares of exchange stock the holders of our outstanding common stock are entitled to receive in the exchange transaction. In addition, unless our Board determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as those set forth in the original option agreement. The Board may accelerate the vesting of stock awards and other awards, provide for cash settlement of and/or make such other adjustments to any outstanding award as it deems appropriate in the context of an exchange transaction.

Under the 2006 Plan and the Equity Plan, the term “exchange transaction” means a merger (other than in which the holders of our common stock immediately prior thereto have the same proportionate ownership of common stock in the surviving corporation immediately thereafter), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a reincorporation or the creation of a holding company), liquidation of us or any other similar transaction or event so designated by our Board, as a result of which our stockholders receive cash, stock or other property in exchange for or in connection with their shares of our common stock.

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Pursuant to stock compensation agreements under the 2006 Plan and the Equity Plan, if the individual’s employment with us is terminated because of death or disability, or there is a change in ownership of us, then any unvested restricted stock units will vest on the date of such termination of employment or immediately prior to the consummation of the change in ownership of us, as the case may be. However, any unvested restricted stock units do not vest by reason of a change in ownership unless the individual remains continuously employed by us until such change in ownership is complete or the individual’s employment is sooner terminated by us in connection with such change in ownership. In addition, upon the termination of the individual’s employment or other service with us for any reason other than disability or death, any unvested restricted stock units will thereupon terminate and be canceled.

Under each of the stock compensation agreements, the term “change in ownership” is defined as any transaction or series of transactions as a result of which any one person or group of persons acquires (i) ownership of our common stock that, together with the common stock previously held by such person, constitutes more than 50% of the total fair market value or total voting power of such stock, or (ii) ownership of our assets having a total gross fair market value at least equal to 80% of the total gross fair market value of all of the assets immediately prior to such transaction or series of transactions.

When Mr. Speese was awarded options under the 2006 Plan in October 2006, he entered into a stock option agreement with us. This agreement provides that if Mr. Speese’s employment or other service with us is terminated due to his death or disability, or if he dies after the termination of his employment and before the underlying option expires, then such option shall remain exercisable for 12 months thereafter, but not beyond the stated term. If Mr. Speese’s employment or other service with us terminates for any other reason, then the underlying option shall remain exercisable for three months thereafter (or until one year from his death if he dies during such three-month period), but in no event beyond the stated term.

Long-Term Incentive Cash Award Agreements with Mr. Speese. In connection with Mr. Speese’s receipt of cash awards in January of 2007, 2008, 2009, 2010 and 2011, he entered into long-term incentive cash award agreements with us. These agreements contain provisions with respect to the vesting of such cash awards which are substantially similar to those contained in the above-described stock compensation agreements.

Potential Payments and Benefits Upon Termination Without a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2012, the last business day of our fiscal 2012, assuming that:

•

each named executive officer’s employment with us was terminated on December 31, 2012, and was not in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•

the base salary earned by each named executive officer for his services to us through December 31, 2012 has been fully paid to such named executive officer;

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised, vested options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012, which was $34.36; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012.

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Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Mark E. Speese
Termination by Us without “Cause” or by Mr. Speese for “Good Reason”	$4,373,384	$8,881	$360,100	$4,742,365
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Speese’s Disability or death	$888,250	$4,441	$3,787,352	$4,680,043
Termination by Mr. Speese for Reason other than death or disability or good reason	$0	$0	$360,100	$360,100
Robert D. Davis
Termination by Us without “Cause”	$1,214,673	$6,661	$518,162	$1,739,496
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Davis’s Disability or death	$229,716	$4,441	$1,485,980	$1,720,136
Termination by Mr. Davis for Reason other than death or disability	$0	$0	$518,162	$518,162
Mitchell E. Fadel
Termination by Us without “Cause”	$1,881,090	$5,152	$415,403	$2,301,645
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Fadel’s Disability or death	$424,397	$3,434	$2,115,227	$2,543,058
Termination by Mr. Fadel for Reason other than death or disability	$0	$0	$415,403	$415,403
Theodore V. DeMarino
Termination by Us without “Cause”	$921,601	$6,661	$132,958	$1,061,220
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. DeMarino’s Disability or death	$162,900	$4,441	$810,640	$977,981
Termination by Mr. DeMarino for Reason other than death or disability	$0	$0	$132,958	$132,958
Christopher A. Korst
Termination by Us without “Cause”	$994,177	$6,661	$299,369	$1,300,207
Termination by Us for “Cause”	$0	$0	$0	$0
Termination by Us due to Mr. Korst’s Disability or death	$176,352	$4,441	$1,052,987	$1,233,780
Termination by Mr. Korst for Reason other than death or disability	$0	$0	$299,369	$299,369

Potential Payments and Benefits Upon Termination With a Change in Control

The following table provides quantitative disclosure of the estimated payments that would be made to our named executive officers under their employment agreement or severance agreements, as well as the amounts our named executive officers would receive upon the exercise of the equity and cash awards held by them on December 31, 2012, the last business day of our fiscal 2012, assuming that:

•

each named executive officer’s employment with us was terminated on December 31, 2012, and was in connection with an event which constituted a “change in control” or an “exchange transaction” under any agreement or plan described above;

•

the base salary earned by each named executive officer for his services to us through December 31, 2012 has been fully paid to such named executive officer;

•

with respect to options awarded pursuant to the 2006 Plan or the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012; and

•

to the extent not otherwise terminated in connection with the named executive officer’s termination, each of our named executive officers sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012.

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Name	Cash Severance Payout	Continuation of Medical Benefits	Acceleration and Continuation of Outstanding Awards	Total Termination Benefits
Mark E. Speese
Termination by Us without “Cause” or by Mr. Speese for “Good Reason”	$4,373,384	$13,322	$3,802,952	$8,189,658
Termination by Us due to Mr. Speese’s Disability or death	$888,250	$4,441	$3,802,952	$4,695,643
Termination by Us for “Cause” or by Mr. Speese without “Good Reason”	$0	$0	$3,802,952	$3,802,952
Robert D. Davis
Termination by Us without “Cause” or by Mr. Davis for “Good Reason”	$1,542,992	$8,881	$1,621,063	$3,172,937
Termination by Us due to Mr. Davis’s Disability or death	$229,716	$4,441	$1,621,063	$1,855,220
Termination by Us for “Cause” or by Mr. Davis without “Good Reason”	$0	$0	$1,621,063	$1,621,063
Mitchell E. Fadel
Termination by Us without “Cause” or by Mr. Fadel for “Good Reason”	$2,366,655	$6,869	$2,378,346	$4,751,870
Termination by Us due to Mr. Fadel’s Disability or death	$424,397	$3,434	$2,378,346	$2,806,177
Termination by Us for “Cause” or by Mr. Fadel without “Good Reason”	$0	$0	$2,378,346	$2,378,346
Theodore V. DeMarino
Termination by Us without “Cause” or by Mr. DeMarino for “Good Reason”	$1,174,501	$8,881	$925,224	$2,108,607
Termination by Us due to Mr. DeMarino’s Disability or death	$162,900	$4,441	$925,224	$1,092,565
Termination by Us for “Cause” or by Mr. DeMarino without “Good Reason”	$0	$0	$925,224	$925,224
Christopher A. Korst
Termination by Us without “Cause” or by Mr. Korst for “Good Reason”	$1,266,785	$8,881	$1,169,824	$2,445,490
Termination by Us due to Mr. Korst’s Disability or death	$176,352	$4,441	$1,169,824	$1,350,617
Termination by Us for “Cause” or by Mr. Korst without “Good Reason”	$0	$0	$1,169,824	$1,169,824

Potential Realizable Value of Outstanding Awards Upon a Change in Control Without Termination

Under our long-term incentive plans, in the event of a “change in control” of us or an “exchange transaction” involving us, the vesting of outstanding awards may be accelerated regardless of whether the employment of the holder is terminated in connection therewith. The following table provides quantitative disclosure of the potential realizable value of outstanding awards granted to our named executive officers pursuant to our long-term incentive plans assuming that:

•

an event which constituted a “change in control” and an “exchange transaction” under each of the agreements and plans described above was consummated on December 31, 2012;

•

with respect to options awarded pursuant to the 2006 Plan and the Equity Plan, the Board does not direct such outstanding options to be converted into options to purchase shares of the exchange stock;

•

each named executive officer exercised any previously unexercised options and sold the underlying shares at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012; and

•

each named executive officer sold the shares of our common stock underlying their previously unvested restricted stock units at the closing price for shares of our common stock on the Nasdaq Global Select Market on December 31, 2012.

Name	Potential Realizable Value(1)
Mark E. Speese	$3,802,952
Robert D. Davis	$1,621,063
Mitchell E. Fadel	$2,378,346
Theodore V. DeMarino	$925,224
Christopher A. Korst	$1,169,824
(1) Calculated by reference to the closing price for shares of our common stock on The Nasdaq Global Select Market on December 31, 2012, the last business day of fiscal 2012, which was $34.36.

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Compensation Related Risk

The Compensation Committee believes that the design of our compensation programs, including our executive compensation program, does not encourage our executives or employees to take unnecessary and excessive risks and that the risks arising from these programs are not reasonably likely to have a material adverse effect on us. The Compensation Committee considered the following factors in making that determination:

•

The allocation among the components of direct annual compensation provides an appropriate balance between annual and long-term incentives and between fixed and performance-based compensation.

•

The performance measures and the multi-year vesting features of the long-term equity incentive compensation component encourage participants to seek sustainable growth and value creation.

•

Inclusion of share-based compensation through the long-term equity incentive compensation component encourages appropriate decision-making that is aligned with the long-term interests of our stockholders.

•

Our annual cash incentive program and the awards of restricted stock with performance-based vesting contain provisions with respect to our achievement of the applicable financial target such that each participant may receive (1) an additional payout pursuant to such award in the event that we exceed the applicable financial target, and (2) a portion of the target payout pursuant to such award in the event that we approach, yet fail to achieve, the target level of financial performance.

•

We maintain a values-driven, ethics-based culture supported by a strong tone at the top.

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by our stockholders and all equity compensation plans not previously approved by our stockholders as of December 31, 2012.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan(1)
Equity compensation plans approved by security holders	2,700,595	$28.57	6,980,835
Equity compensation plans not approved by security holders	-0-	-0-	-0-
TOTAL	2,700,595	$28.57	6,980,835

(1)

Pursuant to the terms of the Plans, when an optionee leaves our employ, unvested options granted to that employee terminate and become available for re-issuance. Vested options not exercised within 90 days from the date the optionee leaves our employ terminate and become available for re-issuance.

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PROPOSAL THREE:    ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder approval of our executive compensation program and practices as disclosed in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•

attract, retain and motivate senior executives with competitive compensation opportunities;

•

balance short-term and long-term strategic goals;

•

align our executive compensation program with the core values identified in our mission statement which focuses on improving the quality of life for our co-workers and our customers; and

•

reward achievement of our financial and non-financial goals.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 17 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures, appearing on pages 25 through 34, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders of Rent-A-Center, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the 2013 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (including Item 402 of Regulation S-K), including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and narrative disclosure.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully take into account the outcome of the vote when considering future compensation arrangements for our named executive officers. We intend to conduct future advisory votes on executive compensation at each subsequent annual meeting.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the meeting is required for approval of this advisory resolution.

Our Board of Directors recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, Mr. Roberts, Mr. Lentell and Dr. Stern each served as members of the Compensation Committee. No member of the Compensation Committee (1) has ever been employed by us, as an officer or otherwise, or (2) other than with respect to Mr. Lentell, as described under the heading “Related Person Transactions” below, has or had any relationship with us in 2012 requiring disclosure pursuant to SEC rules. In addition, during 2012, none of our executive officers served as a member of the compensation or similar committee or as a member of the board of directors of any other entity having an executive officer that also served on the Compensation Committee or Board of Directors of Rent-A-Center.

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RELATED PERSON TRANSACTIONS

Policy on Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy and procedures for the identification and review of transactions involving us and “related persons” (our directors and executive officers, stockholders owning five percent or greater of our outstanding stock, immediate family members of any of the foregoing, or any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest).

Our directors and executive officers are required to provide notice to our legal department of the facts and circumstances of any proposed transaction involving amounts greater than $50,000 involving them or their immediate family members that may be deemed to be a related person transaction. Our legal department will then assess whether the proposed related person transaction requires approval pursuant to the policy and procedures. If our legal department determines that any proposed, ongoing or completed transaction involves an amount in excess of $100,000 and is a related person transaction, our Chief Executive Officer and the Chairman of the Nominating and Corporate Governance Committee must be notified (unless it involves our Chief Executive Officer, in which case the Chairman of the Nominating and Corporate Governance Committee must be notified), for consideration at the next regularly scheduled meeting of the Nominating and Corporate Governance Committee. In certain instances, the Chairman of the Nominating and Corporate Governance Committee may pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is, or is expected to be, less than $500,000. The Nominating and Corporate Governance Committee or its Chairman, as applicable, will approve or ratify, as applicable, only those related person transactions that are in, or are not inconsistent with, our best interests and those of our stockholders.

Intrust Bank Relationship

J.V. Lentell, one of our directors, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of our lenders. Intrust Bank, N.A. is a $14.3 million participant (total commitment) in our senior credit facility. We also maintain operational checking and other accounts, including a $20.0 million revolving line of credit, with Intrust Bank, N.A., of which $2.7 million was drawn down as of February 18, 2013. In addition, Intrust Bank, N.A. serves as trustee of our 401(k) and deferred compensation plans. During 2013, we paid Intrust a total of $1,364,849 in fees in connection with banking services provided by them, of which $755,209 was for administration fees and trustee fees for our 401(k) and deferred compensation plans. The total fees paid to Intrust during 2013 constituted less than 1% of Intrust’s annual revenue for the year ended December 31, 2012.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial owners of more than 10% of our shares of common stock, and upon representations from those persons, we believe that all SEC stock ownership reports required to be filed by those reporting persons during and with respect to 2012 were timely made.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock ownership for each of our directors, each of our named executive officers, all of our directors and executive officers as a group, and each of our known 5% stockholders. Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Information in the table is as of February 18, 2013, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Mark E. Speese	1,599,948	(1)	2.7
Mitchell E. Fadel	103,167	(2)	*
Michael J. Gade	33,376	(3)	*
Jeffery M. Jackson	22,476	(4)	*
J.V. Lentell	36,976	(5)	*
Leonard H. Roberts	27,476	(6)	*
Paula Stern, Ph.D.	11,976	(7)	*
Robert D. Davis	66,553	(8)	*
Theodore V. DeMarino	20,359	(9)	*
Christopher A. Korst	34,713	(10)	*
BlackRock, Inc.(11)	4,316,050		7.3
Dimensional Fund Advisors LP(12)	3,849,681		6.5
FMR LLC(13)	6,237,637		10.7
The Vanguard Group(14)	3,204,755		5.4
All named executive officers and directors as a group (10 total)	2,078,601		3.5

*

Less than 1%.

(1)

Represents (a) 1,044,627 shares held directly, and 148,863 shares held by the Mark E. Speese 2010 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, (b) 87,864 shares issuable pursuant to currently exercisable options, (c) 101,137 shares held directly by Mr. Speese’s spouse and 148,863 held by the Carolyn Speese 2010 Grantor Retained Annuity Trust, of which Mr. Speese is trustee, and (d) 28,594 shares held in the Allison Rebecca Speese 2000 Remainder Trust, Stephen F. Elken Trustee. Mr. Elken, as trustee of the foregoing trusts, has sole voting and investment power over the shares held in such trusts.

(2)

Represents (a) 41,036 shares held directly, (b) 47,981 shares issuable pursuant to currently exercisable options, (c) 10,325 shares held pursuant to our 401(k) Plan (as of December 31, 2012), and (d) 3,825 shares held in a personal IRA account.

(3)

Represents (a) 2,400 shares held directly, (b) 19,000 shares issuable pursuant to currently exercisable options, and (c) 11,976 deferred stock units.

(4)

Represents (a) 1,500 shares held directly, (b) 9,000 shares issuable pursuant to currently exercisable options and (c) 11,976 deferred stock units.

(5)

Represents (a) 25,000 shares issuable pursuant to currently exercisable options, and (b) 11,976 deferred stock units.

(6)

Represents (a) 1,500 shares held directly, (b) 14,000 shares issuable pursuant to currently exercisable options, and (c) 11,976 deferred stock units.

(7)

Represents 11,976 deferred stock units.

(8)

Represents (a) 21,100 shares held directly, (b) 42,877 shares issuable pursuant to currently exercisable options, and (c) 2,576 shares held pursuant to our 401(k) Plan (as of December 31, 2012).

(9)

Represents (a) 8,085 shares held directly, and (b) 12,274 shares issuable pursuant to currently exercisable options.

(10)

Represents (a) 6,695 shares held directly, (b) 27,004 shares issuable pursuant to currently exercisable options, and (c) 1,014 shares held pursuant to our 401(k) Plan (as of December 31, 2012).

(11)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022. BlackRock, Inc. exercises sole investment and voting control over all 4,316,050 shares. This information is based on a Schedule 13G/A filed by BlackRock, Inc. with the Securities and Exchange Commission on February 8, 2013.

(12)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP exercises sole voting control over 3,791,416 of these shares and sole investment control over all 3,849,681 shares. This information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 11, 2013.

(13)

The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109. FMR LLC exercises sole voting control over 65,400 of these shares and sole investment control over all 6,237,637 shares. This information is based on a Schedule 13G filed by FMR LLC with the Securities and Exchange Commission on March 11, 2013.

(14)

The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group exercises sole voting control over 91,499 of these shares and sole investment control over 88,899 of these shares. This information is based on a Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 13, 2013.

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SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders may seek to nominate directors or present proposals for inclusion in the proxy statement and form of proxy for consideration at an annual stockholders meeting. To be included in the proxy statement or considered at an annual or any special meeting, you must timely submit nominations of directors or proposals, in addition to meeting other legal requirements. We must receive proposals for possible inclusion in the proxy statement related to the 2014 annual stockholders meeting no later than November 25, 2013. Proposals for possible consideration at the 2014 annual stockholders meeting must be received by us no earlier than January 10, 2014, and no later than February 9, 2014. The 2014 annual stockholders meeting is expected to take place on May 8, 2014. Direct any proposals, as well as related questions, to Corporate Secretary, Rent-A-Center, Inc., 5501 Headquarters Drive, Plano, Texas 75024.

OTHER BUSINESS

The Board does not intend to bring any business before the annual stockholders meeting other than the matters referred to in this notice and at this date has not been informed of any matters that may be presented to the annual stockholders meeting by others. If, however, any other matters properly come before the annual stockholders meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

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1. **ELECTION OF CLASS III DIRECTORS**
as set forth in the accompanying proxy statement.
The board of Directors recommends a vote FOR the listed nominees.

	FOR	AGAINST	ABSTAIN
1.1 Mitchell E. Fadel	☐	☐	☐
1.2 Paula Stern, Ph.D.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the Audit Committee's appointment of KPMG LLP, registered independent accountants, as the Company's independent auditors for the fiscal year ended December 31, 2013, as set forth in the accompanying proxy statement.	☐	☐	☐

The Board of Directors recommends a vote "FOR" PROPOSAL 2.

	FOR	AGAINST	ABSTAIN
3. Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

The Board Directors recommends a vote "FOR" Proposal 3.

4. In their discretion, upon such other business as may properly come before the meeting.

I PLAN TO ATTEND ☐

The undersigned(s) acknowledges receipt of the Notice of 2013 Annual Meeting of Stockholders and the proxy statement accompanying the same.

Please sign your name exactly as it appears below. Joint owners must sign each. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

Dated: ______________________________________ , 2013

____
Signature

____
Signature, if held jointly, or office or title held

CONTROL NUMBER

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▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

401K Plan Participant votes must be received no later than 2 business days prior to the meeting date

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.